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Exhibit 4.3

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

        The consolidated financial statements of BFI Canada Income Fund are the responsibility of management and have been approved by the Trustees.

        The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The consolidated financial statements include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis to ensure that the consolidated financial statements are presented fairly, in all material respects.

        BFI Canada Income Fund maintains systems of internal accounting and administrative controls. These systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Fund's assets are properly accounted for and adequately safeguarded.

        The Trustees are responsible for ensuring that management fulfills its responsibilities for financial reporting and are ultimately responsible for reviewing and approving the consolidated financial statements. The Trustees carry out this responsibility principally through their Audit Committee.

        The Audit Committee is appointed by the Trustees and is comprised entirely of non-management Trustees. The Audit Committee meets periodically with management and the external auditors to discuss auditing, internal controls, accounting policy, and financial reporting matters. The Audit Committee reviews the consolidated financial statements with both management and the external auditors and reports its findings to the Trustees before such statements are approved by the Trustees.

        The consolidated financial statements have been audited by Deloitte & Touche LLP, the external auditors, in accordance with Canadian generally accepted auditing standards.

/s/ Keith Carrigan Vice Chairman and Chief Executive Officer October 8, 2008	/s/ Thomas Cowee Chief Financial Officer October 8, 2008

 REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Unitholders of BFI Canada Income Fund

        We have audited the consolidated balance sheets of BFI Canada Income Fund as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive (loss) income and cash flows and unitholders' equity, deficit and accumulated other comprehensive loss for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

        The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly we express no such opinion.

        On February 29, 2008 and March 1, 2007, we reported separately to the Fund's unitholders on our audits of the Fund's consolidated financial statements as at and for the years ended December 31, 2007 and 2006, respectively, prepared in accordance with Canadian generally accepted accounting principles but did not include Note 24, subsequent events, and Note 25, reconciliation of the consolidated financial statements with United States generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
February 29, 2008, except as to Notes 24 and 25 which are as of October 8, 2008

BFI CANADA INCOME FUND

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and December 31, 2006

(in thousands of dollars)

	December 31, 2007	December 31, 2006
ASSETS
CURRENT
Cash and cash equivalents	$13,359	$9,275
Accounts receivable	115,851	102,350
Due from non-controlling interest (Note 12)	—	6,638
Other receivables	457	1,737
Prepaid expenses	15,001	11,665

	144,668	131,665
OTHER RECEIVABLES	761	1,517
FUNDED LANDFILL POST-CLOSURE COSTS (Note 10)	5,976	4,142
INTANGIBLES (Note 5)	144,686	77,204
GOODWILL	616,534	481,334
DEFERRED COSTS	7,306	4,051
DEFERRED FINANCING COSTS	—	7,015
CAPITAL ASSETS (Note 6)	404,900	322,372
LANDFILL ASSETS (Note 7)	644,711	730,290
OTHER ASSETS (Notes 8 & 19)	1,670	7,070

	$1,971,212	$1,766,660

LIABILITIES
CURRENT
Accounts payable	$66,815	$64,284
Accrued charges	75,355	57,318
Distribution and dividends payable	10,409	9,907
Income taxes payable	2,515	1,280
Deferred revenues	12,018	10,212
Current portion of long-term debt (Note 9)	—	50
Landfill closure and post-closure costs (Note 10)	2,900	5,824

	170,012	148,875
LONG-TERM DEBT (Note 9)	801,973	543,454
LANDFILL CLOSURE AND POST-CLOSURE COSTS (Note 10)	55,943	58,711
OTHER LIABILITIES (Notes 8 & 19)	5,056	383
FUTURE INCOME TAX LIABILITIES (Note 11)	57,668	31,922

	1,090,652	783,345

NON-CONTROLLING INTEREST (Note 12)	251,371	282,026
UNITHOLDERS' EQUITY (Note 13)	629,189	701,289

	$1,971,212	$1,766,660

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

For the years ended December 31, 2007 and 2006

(in thousands of dollars, except net income per trust unit amounts)

	2007	2006
REVENUES	$917,357	$771,819

EXPENSES
OPERATING	531,614	436,311
SELLING, GENERAL AND ADMINISTRATION	110,208	99,591

INCOME BEFORE THE FOLLOWING	275,535	235,917
AMORTIZATION	161,006	148,128
INTEREST ON LONG-TERM DEBT	42,964	34,307
FINANCING COSTS (Note 15)	7,192	79
NET GAIN ON SALE OF CAPITAL ASSETS	(1,434)	(443)
NET LOSS ON FINANCIAL INSTRUMENTS (Note 19)	9,384	3,363
NET FOREIGN EXCHANGE LOSS (GAIN) (Note 16)	13,671	(2,578)
OTHER EXPENSES	48	210

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	42,704	52,851

INCOME TAX EXPENSE (RECOVERY) (Note 11)
Current	8,779	5,610
Future	(4,082)	7,307

	4,697	12,917

INCOME BEFORE NON-CONTROLLING INTEREST	38,007	39,934
NON-CONTROLLING INTEREST (Note 12)	6,320	7,191

NET INCOME	31,687	32,743

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(95,859)	(421)

COMPREHENSIVE (LOSS) INCOME	$(64,172)	$32,322

Net income per trust unit, basic and diluted	$0.56	$0.61
Weighted average number of trust units outstanding (thousands), basic (Note 13)	56,564	53,506
Weighted average number of trust units outstanding (thousands), diluted (Note 13)	67,803	65,391

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

(in thousands of dollars)

	2007	2006
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$31,687	$32,743
Items not affecting cash
Write-off of deferred costs	129	847
Accretion of landfill closure and post-closure costs	3,086	2,932
Amortization of intangibles	25,443	19,851
Amortization of deferred financing costs	—	1,380
Amortization of capital assets	66,295	56,874
Amortization of landfill assets	69,268	70,023
Write-off of deferred financing costs	—	79
Net gain on sale of capital assets	(1,434)	(443)
Net loss on financial instruments	9,384	3,363
Net unrealized foreign exchange loss	9,683	96
Future income taxes	(4,082)	7,307
Non-controlling interest	6,320	7,191
Landfill closure and post-closure expenditures	(4,541)	(13,016)

	211,238	189,227
Changes in non-cash working capital items	6,177	(3,529)

Cash generated from operating activities	217,415	185,698

INVESTING
Acquisitions (Note 4 & 17)	(366,244)	(33,578)
Investment in other receivables	(610)	(2,095)
Proceeds from other receivables	2,596	1,633
Funded landfill post-closure costs	(1,472)	(2,525)
Purchase of capital assets	(96,176)	(74,334)
Purchase of landfill assets	(59,693)	(55,051)
Proceeds from the sale of capital assets	1,996	1,183
Investment in deferred costs	(3,385)	(1,910)

Cash utilized in investing activities	(522,988)	(166,677)

FINANCING
Payment of deferred financing costs	—	(1,890)
Proceeds from long-term debt	562,415	215,406
Repayment of long-term debt	(218,644)	(123,774)
Trust units issued, net of issue costs	87,562	(46)
Distributions and dividends paid to unitholders and participating preferred shareholders	(122,824)	(113,649)

Cash generated from (utilized in) financing activities	308,509	(23,953)

Effect of foreign exchange changes on foreign cash and cash equivalents	1,148	65

NET CASH INFLOW (OUTFLOW)	4,084	(4,867)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,275	14,142

CASH AND CASH EQUIVALENTS, END OF YEAR	$13,359	$9,275

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$12,612	$9,269
Cash equivalents	747	6

	$13,359	$9,275

Cash paid during the year for:
Income taxes	$6,210	$4,014
Interest	$45,055	$32,619

BFI CANADA INCOME FUND

CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY,
DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS

For the years ended December 31, 2007 and 2006

(in thousands of dollars)

	2007	2006
CONTRIBUTED EQUITY
Trust units, beginning of year	$908,221	$891,070
Trust units issued, net of issue costs and related tax effect, during the year (Note 13)	89,414	(46)
Trust units issued on exchange of participating preferred shares ("PPSs"), during the year	9,116	17,197

Trust units, end of year	1,006,751	908,221

Class A units, beginning of year	—	—
Class A units issued, during the year	—	—

Class A units, end of year	—	—

Treasury units, beginning of year	—	—
Trust units acquired by the U.S. LTIP, during the year	(1,698)	(1,281)
Deferred compensation obligation, during the year	1,698	1,281

Treasury units, end of year	—	—

TOTAL CONTRIBUTED EQUITY	1,006,751	908,221

DEFICIT
Accumulated net income, beginning of year	86,947	54,204
Accumulated distributions, beginning of year	(260,991)	(167,270)

Deficit, beginning of year	(174,044)	(113,066)

Net income, during the year	31,687	32,743
Transition adjustment, during the year (Note 3)	(3,570)	—
Distributions declared, during the year	(102,888)	(93,721)

Accumulated net income, end of year	115,064	86,947

Accumulated distributions, end of year	(363,879)	(260,991)

DEFICIT, END OF YEAR	(248,815)	(174,044)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss, beginning of year	(32,888)	(32,467)
Foreign currency translation adjustment, during the year	(95,859)	(421)

ACCUMULATED OTHER COMPREHENSIVE LOSS, END OF YEAR	(128,747)	(32,888)

DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS, END OF YEAR	(377,562)	(206,932)

UNITHOLDERS' EQUITY	$629,189	$701,289

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

1.     ORGANIZATION

  BFI Canada Income Fund (the "Fund") is an open ended, limited purpose trust established under the laws of the province of Ontario and governed by a Second Amended and Restated Declaration of Trust dated January 21, 2005, as supplemented from time to time. The Fund, through its operating subsidiaries, provides vertically integrated non-hazardous solid waste ("waste") services to commercial, industrial, municipal and residential customers in Canada and the south and northeast United States ("U.S."). The Fund makes cash distributions to unitholders based on all amounts received by the Fund, and IESI Corporation ("IESI"), an indirect subsidiary of the Fund, pays equivalent dividends to participating preferred shareholders ("non-controlling interest"), as determined by the Trustees. The declaration of trust provides that monthly cash distributions are to be paid on or about the fifteenth day of the succeeding month.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles ("GAAP"), are stated in Canadian dollars, and reflect the following significant accounting policies.

  Basis of presentation

  The consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

  Use of estimates

  The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions include the following: estimates of the Fund's allowance for doubtful accounts receivable; realization of future income tax assets; future earnings, income tax and other estimates used in the determination of the fair value of goodwill for the Fund's annual test of impairment; deferred costs recoverability assumptions; the useful life of capital and intangible assets; estimates and assumptions used in the determination of the fair value of contingent acquisition payments; accrued accident claims reserves; projected landfill construction and development costs and estimated permitted airspace capacity consumed in the determination of landfill asset amortization; estimated landfill remediation costs; estimated closure and post-closure costs; various economic estimates used in the development of fair value estimates; and future income tax assets and liabilities.

  Effective February 10, 2004, BFI Usine de Triage Lachenaie Ltd ("Lachenaie"), an indirect subsidiary of the Fund, received approval to expand its landfill by an additional 6.5 million cubic metres which, depending on the annual volume of waste entering the site, is the equivalent of approximately 5 years of operation. The Fund has commenced the process to obtain expansion approvals for this permit, which if not successful would result in a material adjustment, at December 31, 2007, to the following assets: goodwill $19,859 (December 31, 2006 — $19,859) and landfill assets $85,136 (December 31, 2006 — $86,239).

  Management remains confident that approval for the Lachenaie expansion will be obtained prior to the expiry of the current operating permit. Accordingly no provision for impairment has been recorded.

  The Fund makes various estimates in the determination of estimated permitted airspace capacity. These estimates, if not realized, could result in material adjustments to landfill assets, goodwill, and landfill closure and post-closure costs.

  Cash and cash equivalents

  Cash and cash equivalents include cash and short-term, highly liquid money market investments that have an original term to maturity of three months or less.

  Other receivables

  Other receivables include direct finance lease and long-term finance receivables.

  Assets leased under terms that transfer substantially all of the benefits and risks and rewards of ownership to customers are accounted for as direct finance lease receivables. Direct finance lease receivables are carried at cost and discounted at the underlying rate implicit in the receivable.

  Long-term finance receivables are carried at cost plus unearned finance revenues.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  The fair value of other receivables is estimated using a discounted cash flow analysis applying interest rates that management considers consistent with the credit quality of the borrower. Other receivables are periodically reviewed for impairment and any resulting write-down to the net recoverable amount is recorded in the period in which the impairment occurs.

  Intangibles

  Intangible assets include customer collection contracts, customer lists, non-competition agreements, transfer station permits, and trade-names, and all are deemed to have finite lives. Finite life intangibles are amortized on a straight-line basis as follows:

Customer collection contracts	Estimated contract term net of attrition
Customer lists	2-12 years
Non-competition agreements	2-5 years
Transfer station permits	10-25 years
Trade-names	2-13 years

  Goodwill

  Goodwill is not amortized and is tested at least annually for impairment or more frequently if an event or circumstance occurs that more likely than not reduces the fair value of a reporting unit below its carrying amount. Any resulting write-down, representing the difference between fair value and the carrying amount, is recorded in the period in which the impairment occurs. The annual impairment test was completed on April 30, 2007 and did not result in the recognition of an impairment loss.

  Deferred costs

  Deferred costs relate to the development of landfills, including landfill permitting costs, capital projects, acquisition and transaction related costs for acquisitions which have not yet been consummated and other costs which are deferred to a future period. Management periodically reviews the carrying values of deferred costs for impairment and any resulting write-down to the net recoverable amount is recorded in the period in which the impairment occurs.

  Capital assets

  Capital assets are recorded at cost and are amortized over their estimated useful lives on a straight-line basis as follows:

Buildings and improvements	10-40 years
Vehicles and equipment	3-10 years
Containers and compactors	5-10 years
Furniture, fixtures and computer equipment	3-10 years

  Landfill assets

  Landfill assets represent the cost of landfill airspace, including original acquisition cost, incurred landfill construction and development costs, including gas collection systems installed during the operating life of the site, and capitalized landfill closure and post-closure costs.

  The cost of landfill assets, together with projected landfill construction and development costs, is amortized on a per unit basis as landfill airspace is consumed.

  Management annually updates landfill capacity estimates, based on survey information provided by independent engineers, and projected landfill construction and development costs. The impact on annual amortization expense of changes in estimated capacity and construction costs is accounted for prospectively.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Total available disposal capacity for the purpose of amortizing landfill assets represents the sum of estimated permitted airspace capacity (having received the final permit from the governing authorities) plus future permitted airspace capacity, which represents an estimate of airspace capacity that management believes is probable of being permitted based on the following criteria:

  •
  Personnel are actively working to obtain the permit or permit modifications necessary for expansion of an existing landfill, and progress is being made on the project;

  •
  It is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located;

  •
  The Fund has a legal right to use or obtain land associated with the expansion plan;

  •
  There are no significant known political, technical, legal or business restrictions or issues that could impair the success of the expansion effort;

  •
  Management is committed to pursuing the expansion; and

  •
  Additional airspace capacity and related costs have been estimated based on the conceptual design of the proposed expansion.

  The Fund and its predecessors have been successful in receiving approvals for expansions pursued; however, there can be no assurance that the Fund will be successful in obtaining approvals for landfill expansions in the future.

  Landfill closure and post-closure costs

  Costs associated with capping, closing and monitoring the landfill after it ceases to accept waste are recognized at fair value over the landfill's operating life which is the period over which the landfill accepts waste.

  The Fund develops estimates for closure and post-closure costs with input from its engineers, and landfill and accounting personnel. Estimates are reviewed at least once annually and consider the various regulations that govern each facility. Revenues derived from the Fund's landfill gas to energy facilities do not reduce the Fund's closure and post-closure cost estimates for periods during or post waste acceptance. The Fund's landfill closure and post-closure cost estimates approximate fair value, as quoted market prices are generally not available. Accordingly, the Fund develops its fair value estimates using present value techniques that considers and incorporates assumptions marketplace participants would use in the determination of these estimates, including inflation, markups, inherent uncertainties due to the timing of work performed, information obtained from third parties, quoted and actual prices paid for similar work and engineering estimates. Inflation assumptions are based on management's understanding of current and future economic conditions and the expected timing of expenditures. An inflation factor of 3.0% and 2.5% has been used in the derivation of fair value estimates for the Fund's Canadian and U.S. landfills, respectively. Fair value estimates are then discounted back to their present value using the credit adjusted risk free rate, which is the rate of interest that is essentially free of default risk, plus an adjustment for the Fund's credit standing. The credit adjusted risk free rate is based on management's understanding of current and future economic conditions and the expected timing of expenditures. Accordingly, the Fund has discounted landfill closure and post-closure costs using a credit adjusted risk free rate of 5.6% and 7.2% for its Canadian and U.S. landfills, respectively. Due to the inherent uncertainty in making these estimates, actual results could differ. Future changes in the Fund's credit standing do not change previously recorded closure and post-closure costs, but impact subsequent fair value calculations.

  Reliable estimates of market risk premiums are not available as there is no existing market for selling the responsibility of landfill closure and post-closure activities. Accordingly, the Fund has excluded any estimate of market risk premiums in the determination of fair value for landfill closure and post-closure costs.

  Upward revisions to estimated closure and post-closure costs are discounted using the current credit adjusted risk free rate. Downward revisions to estimated closure and post-closure costs are discounted using the credit adjusted risk free rate when the estimated closure and post-closure costs were originally recorded or a weighted average credit adjusted risk free rate if the period of original recognition cannot be identified.

  The Fund records the estimated fair value of landfill closure and post-closure costs as airspace is consumed. The total obligation will be fully accrued at the time these facilities cease to accept waste and are closed.

  Maintenance activities including: environmental monitoring, mowing and fertilizing, leachate management, well monitoring, buffer maintenance, landfill gas to energy collection and flaring systems, and other activities, are charged to operating expenses during the operating life of the landfill. These same costs are estimated and included in the Fund's landfill closure and post-closure accruals for all

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  activities that occur post the landfill's operating life. Maintenance activities are generally required for a period of 30 years post waste acceptance.

  Accretion, representing an increase in the carrying amount of landfill closure and post-closure cost accruals due to the passage of time, is recognized as an operating expense in the consolidated statement of operations and comprehensive (loss) income and continues post waste acceptance.

  Income taxes

  Future income taxes are calculated using the liability method of accounting for income taxes. Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on future income tax assets and liabilities is recorded to operations in the period in which the change occurs. Unutilized tax loss carryforwards that are not more likely than not to be realized are reduced by a valuation allowance in the determination of future income tax assets.

  Revenues

  Revenues consist primarily of waste collection fees from commercial, industrial, municipal and residential customers, and transfer and landfill disposal fees charged to third parties. For waste collection and disposal activities, revenue is recognized when service is provided, persuasive evidence of an arrangement exists, and the price is determinable.

  Deferred revenue relates to long-term collection contracts, under which advanced billing occurs or cash is received prior to the services being performed.

  Acquisitions

  The Fund accounts for acquisitions using the purchase method of accounting and allocates the purchase price to the fair value of assets and liabilities acquired. Acquired assets are amortized over the remaining useful life of the underlying asset. The allocation of the purchase price may require adjustment when information is absent and fair value allocations are presented on an estimated or preliminary basis. Subsequent adjustments to estimated or preliminary amounts are recorded to the purchase price allocation.

  Certain of the Fund's purchase and sale agreements contain contingent consideration provisions. Contingent consideration which can be reasonably estimated at the date of acquisition and the outcome of which can be determined beyond reasonable doubt, is recognized at fair value in the purchase price allocation. Consideration which is contingent on maintaining or achieving specified revenue or earning levels, satisfying representations and warranties, achieving specified tonnage thresholds, in the case of acquired landfills, or receiving approval from regulatory authorities for landfill expansion, is recognized as an adjustment to the purchase price allocation when the contingency is resolved and the additional consideration is issued or becomes issuable. Additional consideration paid in respect of compensation for services, use of property, or profit sharing is recognized as an expense in the consolidated statement of operations and comprehensive (loss) income.

  Royalties

  Certain of the Fund's purchase and sale agreements contain provisions to make royalty payments. Royalty payments are recorded to operating expenses on the consolidated statement of operations and comprehensive (loss) income as amounts are paid or become payable.

  Impairment of long-lived assets

  An impairment loss is recognized when events or circumstances indicate that the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. Any resulting impairment loss is recorded in the period in which the impairment occurs.

  Non-controlling interest

  Non-controlling interest represents a direct non-controlling equity interest in the Fund through IESI's PPS holdings. The non-controlling interest is entitled to dividends that are economically equivalent to distributions of the Fund. PPSs are recorded at their exchange amount, which is measured at the weighted average trading price of the Fund's trust units at the date of issuance. The

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  weighted average trading price represents the average price of the Fund's trust units for a reasonable period before and after the terms of the IESI acquisition were announced and agreed to. Exchanges of PPSs into trust units of the Fund are recorded at the carrying value of the PPSs at issuance net of net income (loss) and dividends attributable to PPSs to the date of exchange.

  Trust unit based compensation

  Trust unit based compensation is recognized as compensation expense and is measured at the fair value of trust units issued on the date of grant. Trust unit options issued with trust unit appreciation rights give the holder the right to surrender to the Fund all or a portion of a trust unit option in exchange for cash equal to the excess of the fair market value, defined as the five day volume weighted average trading price of a trust unit, over the trust unit option exercise price. Trust unit appreciation rights, and changes thereto, are recorded as selling, general and administration expenses when the quoted market price of the trust units exceeds the trust unit option exercise price with an offset to other liabilities. If the holder of the trust unit option elects to purchase trust units, the accrued liability is credited to contributed surplus.

  Financial instruments

  Derivatives, including derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contract, subject to certain exceptions, are measured at fair value, even when they are part of a hedging relationship. Non-derivative financial assets and liabilities are measured at fair value, with the exception of the following: loans and receivables; held-to-maturity investments; investments in equity instruments, classified as available for sale, that do not have a quoted market price in an active market; and financial liabilities measured at amortized cost.

  Gains or losses on financial instruments measured at fair value are recognized in the consolidated statement of operations and comprehensive (loss) income in the periods in which they arise, with the exception of the following: gains and losses on financial assets classified as available for sale and certain financial instruments that are part of a designated hedging relationship.

  Classifications of financial instruments are as follows:

  Held for trading — is a financial asset or liability that meets any of the following conditions: it is acquired or incurred principally for the purpose of sale or repurchase in the near term, part of a portfolio of identified financial instruments that are managed together, and is a derivative not designated for hedge accounting or it is designated by the Fund upon initial recognition as held for trading. Held for trading financial instruments are measured at fair value. Upon initial recognition, the Fund has designated the following financial assets as held for trading: cash and cash equivalents and funded landfill post-closure costs. Reclassification of financial instruments while held or issued is prohibited. Gains or losses on funded landfill post-closure costs are recorded in the consolidated statement of operations and comprehensive (loss) income as a gain or loss on financial instruments with an offset to funded landfill post-closure costs on the Fund's consolidated balance sheet.

  Loans and receivables — are non-derivative financial assets resulting from the delivery of cash or other assets by a lender to a borrower in return for a promise to repay on a specified date or dates, or on demand, typically with interest. Loans and receivables exclude debt securities and loans and receivables designated as held for trading or available for sale upon initial recognition. Loans and receivables are measured at amortized cost. The Fund has classified accounts receivable and other receivables as loans and receivables.

  Held-to-maturity investments — are non-derivative financial assets with fixed or determinable payments and fixed maturity that the Fund has a positive intention and ability to hold to maturity. Exclusions include those financial assets that upon initial recognition are designated as held for trading, designated as available for sale, and those financial assets that meet the definition of loans and receivables. Held-to-maturity investments are measured at amortized cost, subsequent to initial recognition. The Fund has no financial assets designated as held-to-maturity.

  Available for sale — are non-derivative financial assets that are designated as available for sale, or that are not classified as loans and receivables, held-to-maturity investments, or held for trading. Available for sale financial assets are measured at fair value. The Fund has no financial assets designated as available for sale.

  Other financial liabilities — includes all financial liabilities which are not classified as held for trading. Other financial liabilities are measured at amortized cost, subsequent to initial recognition. The Fund has classified accounts payable, accrued charges, current portion of and long-term debt, and other liabilities (contingent acquisition payables), as other financial liabilities.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Derivatives are financial instruments or other contracts that embody all of the following characteristics:

  •
  its value changes in response to the change in a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, a credit rating or credit index, or other variable (sometimes called the "underlying"), provided that, in the case of a non-financial variable, the variable is not specific to a party to the contract;

  •
  it requires no initial net investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and

  •
  it is settled at a future date.

  The Fund has three types of derivative financial instruments, classified as held for trading, which include the following: interest rate swaps, foreign currency exchange agreements, and old corrugated cardboard ("OCC") hedges. Gains or losses on these derivative instruments are recorded in the consolidated statement of operations and comprehensive (loss) income, as a component of net income, as a gain or loss on financial instruments with an offset to other assets or other liabilities on the Fund's consolidated balance sheet.

  Embedded derivatives are components of a hybrid (combined) instrument that also includes a non-derivative host contract. The result is that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. An embedded derivative causes some or all of the cash flows that would otherwise be required by the contract to be modified according to a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, a credit rating or credit index, or other variable, provided that, in the case of a non-financial variable, the variable is not specific to a party to the contract. An embedded derivative is separated from its host contract when all of the following conditions are met:

  •
  the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract;

  •
  the separated instrument would meet the definition of a derivative; and

  •
  the hybrid (combined) instrument is not measured at fair value with changes in fair value recognized in net income.

  The Fund has a redemption option on its senior secured series A and B debentures, an embedded derivative, which is not closely related to the debt host contract and is classified as held for trading. The fair value of the embedded derivative is $nil. Any gains or losses on this embedded derivative will be recorded in the consolidated statement of operations and comprehensive (loss) income as a gain or loss on financial instruments with an offset to other assets or other liabilities on the Fund's consolidated balance sheet. The Fund has only recognized embedded derivatives existing in contracts that were acquired or substantially modified on or subsequent to January 1, 2003.

  Transaction costs incurred for the acquisition or issue of all financial assets or liabilities are recorded in the consolidated statement of operations and comprehensive (loss) income when incurred.

  Foreign currency translation

  Self-sustaining foreign operations are translated using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated to Canadian dollars at the monthly average exchange rates. The resulting translation adjustments are included in other comprehensive (loss) income and are only included in the determination of net income when a reduction in the investment in these foreign operations is realized. Gains or losses on foreign currency balances or transactions that are designated as hedges of a net investment in self-sustaining foreign operations are offset against exchange losses or gains included in other comprehensive (loss) income.

  Disposal of long-lived assets and discontinued operations

  Long-lived assets, to be disposed of other than by sale, such as abandonment or exchange for similar productive long-lived assets, are classified as held and used until the disposal transaction occurs. Long-lived assets held for sale are carried at the lower of their carrying amount or fair value less cost to sell.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Employee future benefits

  The costs of retirement benefits, other than pensions and certain post-employment benefits, are recognized over the period in which the employee renders services in return for those benefits. Other post-employment benefits are recognized when the event giving rise to the obligation occurs.

  The Fund maintains both defined contribution and defined benefit pension plans and accrues its obligations under employee benefit plans and the related costs, net of plan assets. The Fund has adopted the following policies:

  •
  The cost of pensions earned by employees is actuarially determined using the projected unit credit cost method prorated on service and management's best estimate of expected plan investment performance for funded plans, salary escalation, and retirement ages of employees.

  •
  For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

  •
  The excess of net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining average service period of active employees. The average remaining service period of the active employees covered by the defined benefit pension plan is 7.8 years.

  •
  The initial transition asset is amortized over a period of 11.9 years.

  Variable interest entities

  Variable interest entities ("VIE's") are consolidated when the Fund is deemed to be the primary beneficiary of the VIE. The primary beneficiary is the party that is either exposed to a majority of the expected losses from the VIE's activities or is entitled to receive a majority of the VIE's residual returns or both. The Fund has determined that it is not the primary beneficiary of any VIE.

  Long-term incentive plan ("LTIP") — U.S.

  Trust units of the Fund acquired for the benefit of its U.S. LTIP participants are held in a rabbi trust. A rabbi trust, as a grantor trust, requires that the assets held in the trust be available to satisfy the claims of general creditors in the event of bankruptcy. Trust units of the Fund acquired by the trust are recorded to unitholders' equity. The deferred compensation obligation is classified as a trust unitholders' equity instrument and subsequent changes in the fair value of the trust units are not recognized in either treasury stock or deferred compensation obligations. As U.S. LTIP participants draw trust units of the Fund from the rabbi trust, both the deferred compensation obligation and trust units acquired by the U.S. LTIP reduce by a similar amount.

  New Accounting Policies Requiring Adoption

  Financial instruments

  Canadian Institute of Chartered Accountants ("CICA") accounting standards, Financial Instruments — Disclosures (section 3862), Financial Instruments — Presentation (section 3863), and Capital Disclosures (section 1535) require additional disclosures with respect to the significance and risks, and management, of financial instruments and capital disclosures as they relate to the Fund's objectives, policies and process for managing capital. The standards are applicable to annual and interim financial statements for fiscal years beginning on or after October 1, 2007. The Fund is currently evaluating the impact of adopting these new standards and does not expect their adoption to have a material impact on the Fund's consolidated financial statements.

  Goodwill and intangible assets

  CICA accounting standard, Goodwill and Intangibles (section 3064), replaces Goodwill and Other Intangibles (section 3062) and Research and Development Costs (section 3450). The primary changes to CICA 3064 establish standards for the recognition, measurement, presentation and disclosure of internally generated goodwill and intangible assets. This section applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008, with early adoption encouraged. Adopting this section is not expected to have any impact on the Fund's consolidated financial statements.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

3.     CHANGE IN ACCOUNTING POLICY

  On January 1, 2007, the Fund adopted revisions to the CICA accounting standard for Accounting Changes (section 1506). The revised standard sets forth expanded disclosures for changes in accounting policies, accounting estimates, and accounting errors. The standard requires that accounting changes be applied retrospectively unless otherwise permitted or where it is deemed impractical. The standard also requires that the Fund disclose new primary sources of GAAP that have been issued, but are not yet effective, and have not been adopted.

  On January 1, 2007, the Fund adopted the following CICA accounting standards: Financial Instruments — Recognition and Measurement (section 3855), Financial Instruments — Disclosure and Presentation (section 3861), Hedges (section 3865), Comprehensive Income (section 1530), Investments (section 3051), and Equity (section 3251). The Fund adopted these standards retrospectively without restatement, with the exception of the presentation of accumulated gains and losses on the translation of self-sustaining foreign operations.

  The transitional provisions for CICA section 3855 do not require the recognition, de-recognition and measurement of policies for periods prior to the Fund's effective date of adopting these standards to be reversed or restated. At the date of adoption, the Fund is required to recognize and re-measure, as required, all financial assets and liabilities, based on their classifications. All adjustments to previously recorded carrying amounts, with the exception of financial assets classified as available for sale, are recognized as an adjustment to accumulated net income.

  The Fund selected January 1, 2003 as the transition date for its embedded derivatives. Accordingly, only embedded derivatives included in contracts which were issued, acquired or substantively modified on or subsequent to January 1, 2003 have been recognized as a financial asset or liability.

  The effect of adopting these sections is as follows:

Consolidated Balance Sheet	January 1, 2007 before change in accounting policy	Change in accounting policy	January 1, 2007 after change in accounting policy
Funded landfill post-closure costs	$4,142	$144	$4,286
Deferred financing costs	7,015	(7,015)	—
Future income tax liabilities	31,922	(2,518)	29,404
Non-controlling interest	282,026	(783)	281,243
Unitholders' equity	$701,289	$(3,570)	$697,719

4.     ACQUISITIONS

  Effective August 31, 2007, the Fund acquired all of the issued and outstanding common shares of Winters Bros. Waste Systems, Inc. ("Winters Bros."), an integrated waste services provider based in New York. Total cash consideration, including acquisition and related costs and net of acquired cash and cash equivalents, amounted to $306,253.

  The preliminary purchase price is allocated as follows:

Current assets (excluding cash and cash equivalents of $1,521)	$20,535
Intangibles	89,752
Goodwill	178,912
Capital assets	71,170
Deferred costs	42
Current liabilities	(17,695)
Other liabilities	(510)
Future income tax liabilities	(35,953)

$306,253

Consideration
Cash (net of acquired cash and cash equivalents)	$305,148
Acquisition and related costs	1,105

$306,253

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

4.     ACQUISITIONS (Continued)

  The allocation of the purchase price is subject to final fair value and working capital adjustments. Final fair value or working capital adjustments that increase or decrease the fair value of certain assets or liabilities will be recorded to the purchase price allocation. Results for the Winters Bros. acquisition have been included in the Fund's consolidated statement of operations and comprehensive (loss) income, and U.S. northeast segment, since the date of acquisition. Goodwill is not deductible for tax purposes.

  For the year ended December 31, 2007, and excluding the Winters Bros. acquisition, the Fund acquired all of the outstanding common shares and solid waste collection assets of one waste management company in each of Canada and the U.S., and acquired the solid waste collection assets, including various current assets, and assumed various liabilities of five waste management companies in Canada and ten in the U.S. Aggregate consideration, including consideration in respect of liabilities assumed amounted to $60,557 and is allocated to the U.S. northeast, U.S. south and Canadian segments as follows: $1,482, $42,030, and $17,045, respectively. The allocation of purchase prices is as follows: intangibles $18,682, goodwill $23,752, capital assets $24,256, future income tax liabilities ($6,537), and net current assets $404. Aggregate cash consideration amounting to $56,123 excludes holdbacks and cash payments due to sellers for achieving various business performance targets. The allocation of certain purchase prices are absent final fair value adjustments and adjustments for the payment of contingent consideration for achieving various business performance targets. Final fair value and contingent consideration adjustments that increase or decrease the fair value of certain assets or liabilities will be recorded against the respective purchase price allocation. Goodwill amounting to $9,264 is not deductible for tax purposes.

  For the year ended December 31, 2006, the Fund acquired all of the outstanding common shares of two waste management companies, one in each of the U.S. and Canada, and acquired the solid waste collection assets, various current assets, and assumed various liabilities of seven waste management companies in the U.S. and three in Canada. Aggregate consideration, including consideration in respect of liabilities assumed amounted to $38,077 and is allocated to the U.S. northeast, U.S. south and Canadian segments as follows: $2,541, $28,055, and $7,481, respectively. The allocation of the purchase prices resulted in the Fund recognizing total intangibles, goodwill, capital assets and other net liabilities of $12,392, $15,734, $12,557 and ($2,606), respectively. Aggregate cash consideration amounted to $33,578 at that time. Goodwill amounting to $7,810 is not deductible for tax purposes.

  The results of these acquisitions have been included in the consolidated financial statements from their respective closing dates.

5.     INTANGIBLES

	December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Additions
Customer collection contracts	$110,655	$76,590	$34,065	$770
Customer lists	104,103	13,920	90,183	91,585
Non-competition agreements	14,631	3,131	11,500	12,600
Transfer station permits	7,457	1,495	5,962	1,185
Trade-names	4,351	1,375	2,976	2,294

	$241,197	$96,511	$144,686	$108,434

	December 31, 2006
	Cost	Accumulated Amortization	Net Book Value	Additions
Customer collection contracts	$110,353	$62,780	$47,573	$855
Customer lists	28,066	7,207	20,859	10,341
Non-competition agreements	3,990	1,796	2,194	1,196
Transfer station permits	6,272	1,146	5,126	—
Trade-names	2,300	848	1,452	—

	$150,981	$73,777	$77,204	$12,392

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

6.     CAPITAL ASSETS

	December 31, 2007
	Cost	Accumulated Amortization	Net Book Value
Land and improvements	$48,932	$—	$48,932
Buildings and improvements	87,016	15,143	71,873
Vehicles and equipment	312,473	121,383	191,090
Containers and compactors	143,570	54,501	89,069
Furniture, fixtures and computer equipment	12,726	8,790	3,936

	$604,717	$199,817	$404,900

	December 31, 2006
	Cost	Accumulated Amortization	Net Book Value
Land and improvements	$34,934	$—	$34,934
Buildings and improvements	64,200	10,754	53,446
Vehicles and equipment	248,021	90,310	157,711
Containers and compactors	113,151	41,199	71,952
Furniture, fixtures and computer equipment	12,071	7,742	4,329

	$472,377	$150,005	$322,372

7.     LANDFILL ASSETS

	December 31, 2007
	Cost	Accumulated Amortization	Net Book Value
Landfill assets	$875,423	$230,712	$644,711

	December 31, 2006
	Cost	Accumulated Amortization	Net Book Value
Landfill assets	$906,508	$176,218	$730,290

  Effective February 10, 2004, Lachenaie received approval to expand its landfill by an additional 6.5 million cubic metres which, depending on the annual volume of waste entering the site, is the equivalent of approximately 5 years of operation. Future approval to continue operating the Lachenaie landfill is expected to increase its capacity, and accordingly its operating life, by an additional 27.2 million cubic metres. Management expects to receive the necessary permits prior to the expiry of the current permit. Consequently, Lachenaie landfill costs are amortized over total estimated airspace of approximately 33.2 million cubic metres. The net book value of the Lachenaie landfill at December 31, 2007 is $85,136 (December 31, 2006 — $86,239).

  Effective August 28, 2007, the Fund received all required approvals to expand the Seneca Meadows landfill. Accordingly, Seneca Meadows landfill costs are amortized over total estimated airspace, which is the equivalent of approximately 18 years of operation. The net book value of the Seneca Meadows landfill at December 31, 2007 is $224,689 (December 31, 2006 — $264,094).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

8.     OTHER ASSETS AND OTHER LIABILITIES

	December 31
	2007	2006
Other assets
Fair value of foreign currency exchange agreements	$1,670	$3,216
Fair value of interest rate swaps	—	3,812
Fair value of OCC hedges	—	42

	$1,670	$7,070

Other liabilities
Fair value of interest rate swaps	$4,394	$—
Fair value of OCC hedges	76	—
Contingent acquisition payables	586	383

	$5,056	$383

9.     LONG-TERM DEBT

	December 31
	2007	2006
Term loan	$192,680	$227,234
Senior secured debentures, series A	47,000	47,000
Senior secured debentures, series B	58,000	58,000
Revolving credit facilities	401,531	132,563
Other	102,762	78,707

	801,973	543,504
Less current portion of long-term debt	—	50

	$801,973	$543,454

  Term loan and U.S. revolving credit facility

  Effective August 31, 2007, the Fund entered into a third amendment to its Amended and Restated Revolving Credit and Term Loan Agreement. The amendment makes available an additional U.S. $320,000 bringing the total available capacity under the U.S. revolving credit facility to U.S. $575,000. As a condition of lending, IESI is required to enter into and maintain not less than 40% of total funded debt, as defined therein, on a fixed rate basis within 30 days from the third amendment date (Note 19).

  The revolving credit facility is available to finance working capital requirements, qualifying capital expenditures, acquisitions, and for general corporate purposes. At December 31, 2007, U.S. $333,500    •    (2006 — U.S. $76,000) is drawn on the revolving credit facility and U.S. $195,000 (2006 — U.S. $195,000) is drawn on the term loan. The term loan and revolving credit facility bear interest at various interest rates plus an applicable margin, interest is payable quarterly in arrears, and unutilized portions of the revolving credit facility are subject to a commitment fee. The term loan and revolving credit facility mature on January 21, 2012 and January 21, 2010, respectively. The term loan and revolving credit facility are secured by a first priority perfected security interest over all assets of IESI and its subsidiaries and includes all of the equity interests of IESI's direct and indirect subsidiaries and all of IESI's common shares.

  Senior secured debentures, series A and B ("debentures")

  On June 25, 2004, BFI Canada Holdings Inc. ("Holdings"), a subsidiary of the Fund, issued $47,000 senior secured, series A debentures, bearing interest at 6.123% and $58,000 senior secured, series B debentures, bearing interest at 7.015%. Interest on each series of debenture is payable quarterly in arrears, commencing on September 26, 2004. The series A and B debentures are payable in full on June 26, 2009 and June 26, 2014, respectively. The debentures are redeemable in whole or in part from time to time at a price equal to the greater of par and the net present value of all scheduled payments of interest and principal using a discount rate equivalent to the sum of the Government of Canada Yield plus a margin on either series of debenture. The debentures are secured by a charge over all

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

9.     LONG-TERM DEBT (Continued)

  the personal and real property of Holdings and Ridge Landfill Trust, a wholly-owned subsidiary of the Fund, and their subsidiaries, the shares and intercompany indebtedness held by 4264126 Canada Limited, a subsidiary of the Fund, and the Fund, respectively. The debentures rank equally with the Fund's Canadian revolving credit facility.

  Canadian revolving credit facility

  Effective March 21, 2007, the Fund entered into a Second Amending Agreement to its Fourth Amended and Restated Credit Agreement. The second amendment increases the total committed Canadian segment credit to $150,000 from $80,000 and the total available credit from this facility, subject to lender consent, to $200,000 from $120,000. The maturity date was extended to May 30, 2011 from June 30, 2010, and the maturity date remains subject to one year extensions.

  The revolving credit facility is available to finance working capital requirements, qualifying capital expenditures, and acquisitions. At December 31, 2007, $72,000 (2006 — $44,000) is drawn on the revolving credit facility. The revolving credit facility bears interest at various interest rates plus an applicable margin, is payable monthly in arrears and unutilized portions of the facility are subject to a commitment fee. The facility is secured by a first priority perfected security interest over all personal and real property of Holdings and its subsidiaries, the shares and intercompany indebtedness held by 4264126 Canada Limited, and the Fund, respectively. The facility ranks equally with the senior secured, series A and B debentures.

  Other

  In October 2005, IESI entered into a 30 year agreement which permits it access to variable rate demand solid waste disposal revenue bonds ("IRBs"). The IRBs are made available, to a maximum of U.S. $45,000, to fund a portion of Seneca Meadows landfill construction and equipment expenditures. The IRBs bear interest at LIBOR less an applicable discount, and interest is payable monthly in arrears, commencing on November 1, 2005. The IRBs mature on October 1, 2035 and are secured by a letter of credit in the amount of the drawn facility. At December 31, 2007, U.S. $45,000 (2006 — U.S. $45,000) of IRBs have been drawn under this facility.

  In November 2006, IESI entered into a 22 year agreement for additional IRBs. The IRBs are made available, to a maximum of U.S. $35,000, and are available to fund a portion of landfill construction, equipment, vehicle, and container expenditures in the Fund's Pennsylvania operations. The IRBs bear interest at LIBOR less an applicable discount, and interest is payable monthly in arrears, commencing on December 1, 2006. The IRBs mature on November 1, 2028 and are secured by a letter of credit in the amount of the drawn facility. At December 31, 2007 U.S. $35,000 (2006 — U.S. $22,500) has been drawn under this facility and U.S. $nil (2006 — U.S. $685) of cash, included in cash and cash equivalents at December 31, 2007, is restricted for the purpose of funding future landfill construction and equipment expenditures in the U.S. northeast.

  In March 2007, the Fund entered into a new 15 year agreement for IRBs in the state of Texas. The IRBs are made available, to a maximum of U.S. $24,000 and are available to fund a portion of landfill construction activities, and equipment, vehicle, and container expenditures in the Fund's Texas operations. The IRBs bear interest at LIBOR less an applicable discount, and interest is payable monthly in arrears, commencing on May 1, 2007. The IRBs mature on April 1, 2022 and are secured by a letter of credit in the amount of the drawn facility. At December 31, 2007 U.S. $24,000 (2006 — U.S. $nil) has been drawn under this facility and U.S. $1,619 (2006 — U.S. $nil) of cash, included in cash and cash equivalents at December 31, 2007, is restricted for the purpose of funding future landfill construction and equipment expenditures in the state of Texas.

  Entreprise Sanitaire F.A. Lteé ("F.A."), an indirect subsidiary of the Fund, had a bank loan due March 12, 2007 which bore interest at 7.0%. A city in the province of Quebec was providing security on the bank loan. The purpose of this loan was for F.A. to acquire containers which were furnished to the city. This loan was repaid directly by the city to the lender in monthly amounts of principal and interest. Included in the current portion of other receivables for the year ended December 31, 2006 is a note due from this city having the same terms and conditions as the underlying bank loan.

  Interest on long-term debt amounted to $42,964 (2006 — $34,307).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

9.     LONG-TERM DEBT (Continued)

  Principal repayments required in each of the next five years ending December 31 and thereafter are as follows:

2008	$—
2009	47,000
2010	329,531
2011	72,000
2012	192,680
Thereafter	160,762

$801,973

10.   LANDFILL CLOSURE AND POST-CLOSURE COSTS

  The following tables outline key assumptions used to determine the fair value of landfill closure and post-closure costs, the expected timing of landfill closure and post-closure expenditures, and reconcile beginning and ending landfill closure and post-closure costs:

December 31, 2007
Fair value of legally restricted assets	$5,976
Undiscounted closure and post-closure costs	$373,364
Credit adjusted risk free rate — Canadian segment landfills	5.6%
Credit adjusted risk free rate — U.S. segment landfills	7.2%

Expected timing of undiscounted landfill closure and post-closure expenditures
2008	$2,900
2009	9,184
2010	8,892
2011	4,984
2012	9,471
Thereafter	337,933

$373,364

	2007	2006
Landfill closure and post-closure costs, beginning of year	$64,535	$66,405
Provision for landfill closure and post-closure costs, during the year	9,554	8,180
Accretion expense, during the year	3,086	2,932
Landfill closure and post-closure expenditures, during the year	(4,541)	(13,016)
Revisions to estimated cash flows, during the year	(5,430)	177
Foreign currency translation adjustment, during the year	(8,361)	(143)

Landfill closure and post-closure costs, end of year	$58,843	$64,535

  Effective February 10, 2004, the Fund received approval to expand the Lachenaie landfill's airspace capacity. As a condition of this approval, the Fund is required to deposit monies into a social utility trust for the purpose of settling post-closure costs. The funding amount is established by the Quebec Government based on each cubic metre of waste accepted at the Lachenaie landfill and payment is due quarterly. At December 31, 2007, funded landfill post-closure costs, representing the fair value of legally restricted assets, total $5,976 (December 31, 2006 — $4,142). At December 31, 2007, $5,586 (December 31, 2006 — $3,794) was deposited into the social utility trust with the balance, $390 (December 31, 2006 — $348) remaining unfunded and included in accounts payable.

  At December 31, 2007, the Fund has an accrued environmental liability of $10,712 (December 31, 2006 — $13,002). The accrued environmental liability is included in landfill closure and post-closure costs and relates principally to an inactive landfill which the Fund acquired on the acquisition of IESI. These estimated costs have a total undiscounted value amounting to $8,459 (December 31, 2006 — $11,553).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

11.   INCOME TAXES

  The Fund is taxed as a "mutual fund trust" for income tax purposes. Pursuant to the Second Amended and Restated Declaration of Trust, the Fund distributes all taxable income it earns to its unitholders and deducts these distributions for income tax purposes. Canadian and U.S. based corporate subsidiaries are subject to tax on their taxable income at a rate of approximately 34% and 38% (2006 — 34% and 38%), respectively.

  On October 31, 2006, the Minister of Finance (Canada) announced proposed changes to the income tax treatment of distributions and allocations to and from the Fund. On June 12, 2007, the proposed legislation, with certain modifications, passed third reading and received royal assent on June 22, 2007. The proposals, which are effective for the 2011 taxation year, subject to certain conditions, make certain income earned by the Fund taxable in a manner similar to income earned by a corporation.

  The following table reconciles the difference between income taxes that would result solely by applying statutory rates to the Fund's pre-tax income and income tax expense (recovery) recorded in the consolidated statement of operations and comprehensive (loss) income.

	December 31
	2007	2006
Income before income taxes and non-controlling interest	$42,704	$52,851

Income tax expense at the combined basic rate	14,821	17,689
Tax on income attributable to trust unitholders and non-controlling interest	(15,531)	(12,660)
Large corporations and state tax	4,285	3,413
Withholding tax on foreign dividends and interest	1,755	2,348
Tax on other non-deductible expenses	781	4,466
Revision to unutilized tax loss carryforwards and tax base of capital assets	(273)	773
Other	(1,141)	(3,112)

Income tax expense at the combined basic rate	$4,697	$12,917

	December 31
	2007	2006
Future income tax assets
Unutilized tax loss carryforwards, net of valuation allowances	$40,646	$40,123
Tax value of deferred costs in excess of carrying value	953	—
Deferred financing costs and offering expenses	611	5,613
Accounting provisions not currently deductible for tax	27,733	26,275
Accounting losses not currently deductible for tax	—	897
Other	1,088	—

	71,031	72,908

Future income tax liabilities
Carrying value of capital assets in excess of tax value	27,994	25,503
Carrying value of intangibles and landfill assets in excess of tax value	99,166	76,391
Carrying value of deferred costs in excess of tax value	—	2,251
Other	1,539	685

	128,699	104,830

Net future income tax liabilities	$57,668	$31,922

  Net future income tax liabilities, totaling $57,668 (2006 — $31,922), is comprised of net future income tax liabilities in Canada amounting to $2,129 (2006 — $1,343) and net future income tax liabilities in the U.S. amounting to $55,539 (2006 — $30,579).

  Subsidiaries of the Fund have unutilized tax losses amounting to $98,532 (2006 — $116,818) which expire 2009 to 2027. The realization of the resulting future income tax assets, net of a $3,085 valuation allowance on certain U.S. unutilized tax loss carryforwards, totaling $40,646 (2006 — $40,123) is dependent on the generation of future taxable income during the years in which those temporary

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

11.   INCOME TAXES (Continued)

  differences become deductible. Based on management's estimate of projected future taxable income and tax planning strategies, management expects to realize these future income tax assets in advance of expiry.

  On the Fund's acquisition of IESI, IESI issued a U.S. $160,000 note payable ("U.S. note"). Effective August 28, 2007, the U.S. note was cancelled. For the purposes of determining taxable income, IESI has taken the position that the note and its related interest was commercially reasonable and has deducted the interest paid on its note on this basis. Management has taken steps to ensure that the U.S. note was commercially reasonable, however, there can be no assurance that U.S. taxation authorities will not seek to challenge the treatment of the U.S. note as debt or the amount of interest expense deducted, which could increase IESI's taxable income and accordingly its U.S. federal income tax liability. If the U.S. taxation authorities were successful in their challenge, IESI's after tax income available for distribution would be reduced which would affect the Fund's ability to make distributions and dividend payments to its unitholders and non-controlling interest.

12.   NON-CONTROLLING INTEREST

  On the closing of the IESI acquisition, IESI issued 22,266 PPSs which represent a direct non-controlling interest in the Fund. PPSs are exchangeable into trust units of the Fund, subject to various conditions, on a one-to-one basis. The non-controlling interest is entitled to dividends that are economically equivalent to distributions of the Fund. The PPSs were initially recorded at their exchange amount, which is measured at the weighted average trading price of trust units of the Fund. The weighted average trading price represents the average price of the Fund's trust units for a reasonable period before and after the terms of the IESI acquisition were announced and agreed to. Exchanges of PPSs are recorded at the carrying value of the PPSs at issuance net of net income and dividends attributable to PPSs to the date of exchange. For the year ended December 31, 2007, 386 (2006 — 695) PPSs were exchanged for trust units of the Fund.

	December 31
	PPSs	2007	PPSs	2006
Non-controlling interest, beginning of year	11,774	$282,026	12,469	$312,614
PPSs exchanged for trust units, during the year	(386)	(9,116)	(695)	(17,197)
PPSs cancelled, during the year	(250)	(6,638)	—	—
Net income attributable to PPSs, during the year		6,320		7,191
Dividends attributable to PPSs, during the year		(20,438)		(20,582)
Transition adjustment (Note 3)		(783)		—

Non-controlling interest, end of year	11,138	$251,371	11,774	$282,026

  On the acquisition of IESI, a portion of PPSs issued to various IESI selling shareholders were held in escrow to settle various representations and warranties. The settlement of these representations and warranties in February 2007 resulted in the cancellation of 250 PPSs totaling $6,638 which were recorded at the exchange amount.

13.   UNITHOLDERS' EQUITY

  Trust units

  An unlimited number of trust units may be issued. Each trust unit is transferable, voting and represents an equal and undivided beneficial interest in any distributions from the Fund whether of income, net realized capital gains or other amounts, and in any net assets of the Fund in the event of termination or wind-up.

  Effective April 5, 2007, the Fund closed its offering of 3,565 trust units, including the exercised over-allotment option, for gross proceeds of $93,047. Trust unit issue costs and the related tax effect amounted to $5,447 and $1,852, respectively.

  At December 31, 2007, 108 (December 31, 2006 — 45) trust units were held by the U.S. LTIP plan rabbi trust.

  Class A unit

  Pursuant to the Second Amended and Restated Declaration of Trust one Class A unit was issued to IESI. The Class A unit provides its holder the right to vote with trust units of the Fund on all matters on the basis of one vote for each trust unit receivable on exercise of the exchange rights for each PPS. The Class A unit will generally vote together with trust units of the Fund at all unitholder meetings or in respect of any written resolutions of unitholders. The holder of the Class A unit has the right to designate up to two Trustees of the

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

13.   UNITHOLDERS' EQUITY (Continued)

  Fund. The entitlement to designate Trustees is dependent on the ownership interest of the non-controlling interest and the right to designate two Trustees is conditional on the non-controlling interest holding an ownership interest in the Fund, on a fully diluted basis, in excess of 20%. If the ownership interest of the non-controlling interest falls below 20%, but is greater than 10%, the Class A unitholder has the right to designate one Trustee of the Fund. If the ownership interest of the non-controlling interest falls below 10%, the Class A unitholder has no right to designate any Trustees of the Fund. At December 31, 2007, the indirect ownership interest held by the non-controlling interest is approximately 16.2% (2006 — 18.0%).

  The Second Amended and Restated Declaration of Trust provides that for so long as any PPSs remain outstanding, the Trustees shall not declare payable or pay or make any distribution of distributable cash flow, as defined therein, or other distribution of cash or property on a trust unit of the Fund unless IESI declares a payment or dividend to holders of the PPSs in an amount equal to the per trust unit distribution payable to unitholders of the Fund. The Class A unit is redeemable at the option of the holder at any time or at the option of the Fund at any time after the date that no PPSs are outstanding and the Class A unit rights against the Fund have ceased. The redemption price of the Class A unit will be for a nominal amount.

  Normal course issuer bid

  On November 6, 2006, the Fund received approval to commence a normal course issuer bid for up to 2% of the trust units outstanding in any 30 day period and not more than 10% of trust units outstanding in any 365 day period, where total trust units outstanding is equal to 53,617. The normal course issuer bid has terminated and no trust units were repurchased.

  Details of issued trust, and Class A units for the year ended December 31, 2007 are as follows:

	December 31
	2007	2006
Trust units issued and outstanding, beginning of year	53,617	52,922
Trust units issued, during the year	3,565	—
Trust units issued on exchange of PPSs, during the year	386	695

Trust units issued and outstanding, end of year	57,568	53,617

Class A units issued and outstanding, beginning of year	—	—
Class A units issued, during the year	—	—

Class A units issued and outstanding, end of year	—	—

  Accumulated other comprehensive loss, representing accumulated foreign currency translation adjustments, is comprised principally of accumulated exchange losses on goodwill and capital and landfill assets, partially offset by accumulated exchange gains on long-term debt, landfill closure and post-closure costs, and future income tax liabilities.

  The basic weighted average trust units outstanding for the year ended December 31, 2007 totaled 56,564 (2006 — 53,506). The calculation of net income per trust unit, basic, is net of the non-controlling interest's share of net income, and amounts to $0.56 (2006 — $0.61). The diluted weighted average trust units outstanding include the exchange of all PPSs, 11,239 (2006 — 11,885), into trust units of the Fund and totals 67,803 (2006 — 65,391). The calculation of net income per diluted trust unit amounts to $0.56 (2006 — $0.61).

14.   TRUST UNIT BASED COMPENSATION

  Trust unit options, subject to unitholder approval, are granted to certain directors, officers or management employees at the discretion of the Board of Trustees of the Fund, or its designate. Trust unit options, in the absence of any other determination, are exercisable equally on the first, second, third and fourth anniversary and expire on the 10th anniversary of the grant date. The Fund has reserved 1,750 trust units for issuance under the trust unit option plan. The exercise date of trust unit options may be accelerated, at the discretion of the Board of Trustees of the Fund, or its designate. Trust unit options are not transferable or assignable.

  On February 14, 2006, the Board of Trustees issued 1,000 trust unit options, all of which have trust unit appreciation rights, to certain executive management of the Fund. Trust unit options issued on February 14, 2006 are exercisable equally on January 1, 2007,

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

14.   TRUST UNIT BASED COMPENSATION (Continued)

  January 1, 2008 and January 1, 2009 and have an exercise price of $29.15. The market value of the trust units on the grant date was $28.35. On termination of employment or death, the trust unit options will be immediately exercisable.

	December 31
	2007		2006
	Number of trust unit options	Weighted average exercise price	Number of trust unit options	Weighted average exercise price
Outstanding, beginning of year	1,000	$29.15	—	$—
Granted, during the year	—	—	1,000	29.15
Exercised, during the year	—	—	—	—
Forfeited, during the year	—	—	—	—
Expired, during the year	—	—	—	—

Outstanding, end of year	1,000	$29.15	1,000	$29.15

  Compensation expense recorded in selling, general and administration expenses amounted to $nil (2006 — $nil) for the year ended December 31, 2007. The weighted average remaining contractual life of the trust unit options is 8.0 years and at December 31, 2007, 333 trust unit options are exercisable.

15.   FINANCING COSTS

  With the adoption of CICA section 3855, financing costs are recorded in the consolidated statement of operations and comprehensive (loss) income when incurred. Accordingly, amendments to the Fund's Amended and Restated Revolving Credit and Term Loan Agreement in the U.S. and Fourth Amended and Restated Credit Agreement in Canada resulted in financing costs totaling $7,042 and $150, respectively, for the year ended December 31, 2007 (2006 — $nil).

16.   NET FOREIGN EXCHANGE LOSS (GAIN)

  As a condition of the Fund entering into a third amendment to its Amended and Restated Revolving Credit and Term Loan Agreement in the U.S., the Fund's U.S. note due from IESI was cancelled, effective August 31, 2007. Prior to cancellation, the U.S. note was eliminated on the consolidation and was not included in the net investment of IESI, a self sustaining foreign operation. Accordingly, the U.S. note was translated as if it was a third-party foreign currency trade balance. The resulting foreign exchange loss on the cancellation and translation of this note for the year ended December 31, 2007 amounted to $17,390 (2006 — $96). The balance of the foreign exchange loss (gain) is due principally to changes in the foreign exchange rate from the date interest is due on notes receivable to the date interest is received from IESI and realized gains on the settlement of derivative financial instruments.

17.   COMMITMENTS AND CONTINGENCIES

  (i)
  The Fund leases buildings and equipment under various operating leases. Future lease payments for the next five years ending December 31 and thereafter are as follows:

2008	$5,520
2009	5,015
2010	3,157
2011	2,143
2012	1,802
Thereafter	10,617

$28,254

  (ii)
  The Fund is the successor to a license agreement to use the trade name "BFI" and the related logo, subject to certain restrictions. The agreement was amended on February 22, 2002, whereby a one-time payment of $2,000 was made on April 25, 2002 in full satisfaction of all royalty obligations under the license agreement payable through June 1, 2015 (effectively the initial 15-year term). The Fund has two additional 10 year extension options at a cost of $600 and $1,500, respectively, per annum.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

17.   COMMITMENTS AND CONTINGENCIES (Continued)

  (iii)
  Effective February 10, 2004, the Fund received approval to expand the capacity of the Lachenaie landfill by an additional 6.5 million cubic metres which, depending on the annual volume of waste entering the site, is the equivalent of approximately 5 years of operation (see Note 7). As a result, the Fund is required to pay a royalty of $1.50 per tonne for each tonne of waste accepted in the expansion area to a maximum of $1,500 per annum. This royalty agreement has a life of 4 years and a maximum cumulative payment of $6,000. To December 31, 2007, the Fund has either accrued or paid royalties amounting to $5,500.

  (iv)
  The Fund enters into various commitments in the normal course of business. At December 31, 2007, the Fund has issued letters of credit amounting to $189,484 (2006 — $171,878) and performance bonds totaling $172,504 (2006 — $141,696).

  (v)
  On the acquisition of IESI, the Fund assumed various obligations which require payment of additional amounts for achieving certain negotiated events or business performance targets, including landfill expansion approval or target disposal volumes. Upon approval of the Seneca Meadow's landfill expansion, the Fund is obligated to pay the original seller approximately U.S. $15,000. At December 31, 2007, the Fund has received all necessary permits and exhausted the normal course appeals process. Accordingly, the Fund has recognized its obligation and recorded such amounts to accrued charges and goodwill at December 31, 2007. In addition, the Fund is also obligated to pay certain other sellers various amounts for achieving certain negotiated disposal volumes to a maximum of approximately U.S. $14,800. Amounts are accrued monthly, and paid from time to time in accordance with underlying agreements, until certain threshold negotiated disposal volume targets are achieved, and the maximum obligation is satisfied. Monthly accrued amounts, which are paid up to the date the disposal volume threshold targets are met, reduce the threshold payment by a similar amount. The Fund will record an adjustment to the purchase price allocation when the contingency is resolved and consideration is issued or becomes issuable. For the year ended December 31, 2007, the Fund paid cash consideration or has accrued consideration payable to the original sellers in respect of meeting negotiated disposal volume targets at landfills in the U.S. south amounting to $3,868 (2006 — $2,668). Landfill permits acquired on the acquisition of IESI were recorded at their fair values. Accordingly, all contingent amounts paid, and all future contingent payments, in respect of the receipt of landfill expansion approval or fulfilling disposal volume targets, are recorded to goodwill.

  (vi)
  The Fund has a disposal contract that requires it to meet specific disposal volume targets. The volume requirements are measured based on an annual average. In the event the Fund does not meet the required volume targets, the Fund is required to make additional payments on the disposal volume shortfall. At December 31, 2007, the Fund expects to meet its disposal volume target and accordingly is not accruing for a shortfall.

  (vii)
  The Fund has an accrued environmental liability of $10,712 recorded in landfill closure and post-closure costs on the consolidated balance sheet, related principally to an inactive landfill (hereinafter referred to as "Tantalo"), which the Fund assumed as part of the IESI acquisition. The Tantalo environmental liability consists of remediation and 30 years of post-closure monitoring totalling approximately $8,400. The initial remediation work commenced in 2004, and the post-closure monitoring commenced in 2007. Tantalo is a 26 acre landfill that stopped accepting waste in 1976 and has been identified by the State of New York as an "Inactive Hazardous Waste Disposal Site". During its period of operation, Tantalo received both municipal and industrial waste, some of which has been found to exhibit "hazardous" characteristics as defined by the U.S. Resource Conservation and Recovery Act. Past activities at Tantalo have resulted in the release of hazardous wastes into the groundwater. A remediation program has been developed for Tantalo in conjunction with the New York State Department of Environmental Conservation. The remediation program includes: installation of groundwater barriers, protective liner caps, leachate and gas collection systems, and storm-water drainage controls, as well as methods to accelerate the decontamination process. In addition, IESI purchased a "Cleanup Cost Cap Insurance Policy," with a ten-year policy period, which provides U.S. $25,000 of coverage in excess of the remediation portion of the liability. The total estimated future undiscounted remediation costs amounting to $8,732 are included in the Fund's landfill closure and post-closure costs at December 31, 2007.

    The cost of remediation requires a number of assumptions and estimates which are inherently difficult to estimate, and the outcome may differ materially from current estimates. However, management believes that its experience, together with its use of independent engineers and consultants provides a reasonable basis for estimating its liability. As additional information becomes available, estimates are adjusted as applicable. It is possible that technological, regulatory or enforcement developments, the results of environmental studies, or other factors could necessitate the recording of additional liabilities which could be material. The estimated environmental remediation liabilities have not been reduced for possible recoveries from other potentially responsible third parties.

  (viii)
  The Fund is subject to certain lawsuits and other claims arising in the ordinary course of business. The outcome of these matters is subject to future resolution. Management's evaluation and analysis of such matters indicates that the resolution thereof will not have a material effect on the Fund's consolidated financial statements.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

18.   EMPLOYEE FUTURE BENEFITS

  The net pension expense for the defined contribution and defined benefit pension plans for the year ended December 31, 2007 amounted to $1,796 (2006 — $1,611).

  Defined contribution pension plan

  The Fund's defined contribution pension plan is non-contributory and requires all eligible employees to join the plan following one year of service.

  Defined benefit pension plan

  The Fund has 10 active members in its defined benefit pension plan. Plan assets and the accrued benefit obligation were measured at December 31, 2007. Contributions to the defined benefit pension plan by members of the plan are neither required nor permitted and the Fund makes contributions to the plan based on the advice of the plan's actuary. Subject to applicable provincial legislation, benefits vest after two years of continuous employment. If a member terminates employment for reasons other than death or retirement, the member will receive a pension commencing on their normal retirement date, equal to the pension earned at the date of termination.

  An actuarial valuation for funding purposes is performed every three years. The most recent actuarial valuation was completed on December 31, 2006. Information on the Fund's defined benefit pension plan is as follows:

	December 31
	2007	2006
Plan Assets
Fair value of plan assets, beginning of year	$654	$539
Expected return on plan assets	50	42
Employer contributions	42	43
Actuarial (loss) gain	(46)	30

Fair value of plan assets, end of year	$700	$654

Accrued Benefit Obligation
Accrued benefit obligation, beginning of year	$763	$641
Current service cost	66	57
Interest cost	43	37
Actuarial (gain) loss	(97)	28
Actuarial revision to opening accrued benefit obligations	37	—

Accrued benefit obligation, end of year	$812	$763

Net Benefit Plan Expense
Current service cost	$66	$57
Expected return on plan assets	(50)	(42)
Interest cost	43	37
Amortization of transition asset	(3)	(3)
Net actuarial losses	21	10

Net benefit plan expense	$77	$59

(Accrued) Prepaid Pension Benefit Expense
Funded status — plan deficit	$(112)	$(109)
Unamortized transitional asset	(10)	(13)
Unamortized actuarial losses	91	126

(Accrued) prepaid pension benefit expense, end of year	$(31)	$4

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

18.   EMPLOYEE FUTURE BENEFITS (Continued)

  The significant actuarial assumptions are as follows:

	December 31
	2007	2006
Discount rate	5.0%	5.0%
Expected long-term rate of return on plan assets	7.5%	7.5%
Rate of compensation increase	4.5%	4.0%
Average remaining service period of active employees, in years	7.8	12.3

19.   FINANCIAL INSTRUMENTS

  Risk management objectives

  The Fund's financial risk management objective is to mitigate risk exposures to a level consistent with its risk tolerance. Derivative financial instruments are evaluated against the exposures they are expected to mitigate and the selection of a derivative financial instrument may not increase the net exposure of the Fund to risk. Derivative financial instruments may expose the Fund to other types of risk, which may include, but is not limited to, credit risk. The exposure to other types of risk is evaluated against the selected derivative financial instrument and is subject to a cost versus benefit review and analysis. The Fund's use of derivative financial instruments for speculative or trading purposes is prohibited and the value of the derivative financial instrument cannot exceed the risk exposure of the underlying asset, liability or cash flow it expects to mitigate.

  The Fund has identified interest rate, foreign currency exchange rate and commodity price fluctuations as areas of risk exposure which are not influenced by the Fund's normal course operations. Accordingly, the Fund uses the following derivative financial instruments to mitigate its identified risks: interest rate swaps, used to fix a portion of the floating component of the Fund's U.S. term loan and revolving credit facility, single rate foreign currency hedge agreements, used to mitigate the effect of changes in the U.S./Canadian foreign currency exchange rate, and commodity price hedges for OCC.

  Exposure risks

  As a condition of borrowing, the Fund is required to enter into and maintain interest rate swaps, on a fixed rate basis, for not less than 40% of total funded debt on its U.S. long-term debt facility. The U.S. term loan and revolving credit facility are secured by a first priority perfected security interest over all assets of IESI and its subsidiaries and includes all of the equity interests of IESI's direct and indirect subsidiaries and all of IESI's common shares. The Fund has entered into interest rate swaps with various financial institutions, details of which are as follows:

Interest rate swaps at December 31, 2007	Amount (stated in thousands of U.S. dollars)	Maturity	Rate
	$25,000	January 21, 2009	3.57%
	25,000	January 21, 2009	3.47%
	25,000	January 21, 2009	3.60%
	2,000	March 30, 2009	4.98%
	75,000	October 4, 2010	4.72%
	25,000	October 2, 2011	4.73%
	50,000	October 3, 2011	4.79%
	35,000	October 2, 2012	4.89%

	$262,000

  All interest rate swaps are subject to a bank margin ranging from 1.75% to 3.50%.

  PPS dividends and a portion of the Fund's Canadian dollar distributions to unitholders are supported by U.S. denominated amounts. The Fund has three single rate hedge agreements with various financial institutions through February 2008 to purchase 4,500 Canadian dollars monthly at an average foreign currency exchange rate of approximately $1.222.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

19.   FINANCIAL INSTRUMENTS (Continued)

  The Fund is party to an OCC hedge agreement through January 2008 to swap approximately 1.4 short tons monthly at a fixed price of eighty-two U.S. dollars per short ton.

  Pursuant to the terms of the Fund's Third Amended and Restated Trust Indenture for its debentures, the Fund, at its option, may redeem at any time prior to maturity all or any portion of its debentures, subject to certain restrictions. The redemption price is the greater of the debentures' value calculated using the current Government of Canada yield, plus an applicable spread, as defined therein, and the then current principal amount outstanding, plus accrued interest outstanding in either instance. The fair value of the redemption option, an embedded derivative, is $nil. The debentures mature on June 26, 2009 and 2014.

  The Fund has not designated any of its derivatives in a hedge accounting relationship. Accordingly, changes in the fair value of these derivatives, non-cash items, are recorded in the consolidated statement of operations and comprehensive (loss) income as a net loss or gain on financial instruments. The fair value of derivatives is recorded in other assets and other liabilities on the consolidated balance sheet.

  Interest rate price and cash flow risk

  The Fund has various financial instruments which are exposed to interest rate price and cash flow risk, as follows:

  The Fund's debentures and a portion of the Fund's U.S. term loan bear interest at fixed rates of interest and are subject to interest rate price risk. Although fluctuations in the variable interest rate have no effect on the Fund's current interest expense on long-term debt, the Fund is exposed to interest rate price risk on renegotiation of its fixed interest rate instruments. The Fund is also subject to interest rate price risk on other receivables.

  A portion of the Fund's term loan, its two revolving credit facilities, and its IRBs are subject to interest rate cash flow risk. An increase or decrease in the underlying variable interest rate results in a corresponding increase or decrease to interest expense on long-term debt. The Fund is also subject to interest rate cash flow risk on funded landfill post-closure costs. Funded landfill post-closure costs are invested in interest rate sensitive short-term investments. An increase or decrease in the return on invested amounts results in either a decrease or increase in the Fund's funding obligation.

  Credit risk

  The Fund is subject to credit risk on various financial instruments. The Fund's maximum exposure to credit risk on its interest rate swaps, foreign currency exchange agreements and hedge agreements for OCC is equal to the fair value of the respective financial instruments included in other assets or other liabilities on the Fund's consolidated balance sheet (Note 8).

  The Fund is subject to credit risk from its exposure to a single customer in the U.S. which accounts for approximately 6.0% of the Fund's accounts receivable at December 31, 2007 (December 31, 2006 — 13.8%). The Fund is also subject to credit risk from exposure to its syndicated lenders who are party to the Fund's long-term debt facilities. The Fund does not consider these exposures to be significant.

  Estimated fair value

  The carrying value of accounts receivable, due from non-controlling interest, accounts payable, and accrued charges approximates fair value due to the relatively short-term maturities of these instruments. Cash and cash equivalents, funded landfill post-closure costs and derivative and embedded derivative financial instruments are recorded on the consolidated balance sheet at fair value.

  At December 31, 2007, the estimated fair value of the direct finance lease receivables applying an interest rate consistent with the credit quality of the instrument is $1,321 (2006 — $2,671), compared to the carrying amount of $1,218 (2006 — $2,469).

  At December 31, 2007, the estimated fair value of long-term finance receivables applying an interest rate consistent with the credit quality of the instrument is $nil (2006 — $714), compared to the carrying amount of $nil (2006 — $735).

  At December 31, 2007, the debentures estimated fair value is approximately $120,000 (2006 — $119,000) compared to the carrying amount of $105,000 (2006 — $105,000).

  At December 31, 2007, the estimated fair value of long-term debt bearing interest at variable rates approximates its carrying amount.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

19.   FINANCIAL INSTRUMENTS (Continued)

  Fair value methods and assumptions

  Financial assets and liabilities recorded at fair value and included in other assets and other liabilities on the Fund's consolidated balance sheet are as follows: cash and cash equivalents, funded landfill post-closure costs, interest rate swaps, foreign currency exchange agreements, and OCC hedges. Statements of cash and cash equivalents are supplied by the Fund's financial institutions and reflect current cash balances and quoted market prices, respectively. Deposits made to the social utility trust, and recorded as funded landfill post-closure costs on the consolidated balance sheet, are invested by the social utility trust trustee. Statements of invested amounts are supplied to the Fund by the social utility trust trustee and are prepared from quoted market prices for the underlying investments. The fair value of interest rate swaps, foreign currency exchange agreements and OCC hedges are prepared by third parties applying valuation techniques and using market inputs.

  The total change in the fair value of financial assets and liabilities, recorded in the Fund's consolidated statement of operations and comprehensive (loss) income as net loss on financial instruments for the year ended December 31, 2007, amounts to $9,384 (2006 — $3,363), in aggregate. The total change is comprised of the following fair value changes: funded landfill post-closure costs ($176) (2006 — $nil), interest rate swaps $8,290 (2006 — $nil), foreign currency exchange agreements $1,149 (2006 — $2,946), and OCC hedges $121 (2006 — $417).

  The fair value of financial assets and liabilities disclosed in the notes to the consolidated financial statements include direct finance leases, long-term finance lease receivables and debentures and are valued applying a discount rate adjustment approach.

20.   SEGMENTED REPORTING

  The Fund carries on business through three separate geographic segments: Canada, U.S. south and U.S. northeast. The business segments are vertically integrated and principally include landfills and landfill gas to energy facilities, collection and disposal of waste and recyclable products, transfer station operations, and material recovery facilities. The geographic location of each business segment limits the volume and amount of transactions between each segment.

  The accounting policies applied by the business segments are the same as those described in the summary of significant accounting policies (Note 2). U.S. corporate selling, general and administration expenses are allocated to the U.S. south and U.S. northeast segments based on various factors, including income before the following(1). The Fund evaluates segment performance based on gross revenues, less operating and selling, general and administration expenses.

	December 31
	2007	2006
Gross Revenues
Canada	$336,527	$288,640
U.S. South	314,690	267,121
U.S. Northeast	266,140	216,058

	$917,357	$771,819

Income before the following(1)
Canada	$119,718	$101,989
U.S. South	69,624	53,288
U.S. Northeast	86,193	80,640

	$275,535	$235,917

Amortization
Canada	$57,538	$56,215
U.S. South	50,561	45,193
U.S. Northeast	52,907	46,720

	$161,006	$148,128

(1)
Income before the following represents net income before amortization, interest on long-term debt, financing costs, net gain on sale of capital assets, net loss on financial instruments, net foreign exchange loss (gain), other expenses, income taxes, and non-controlling interest.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

20.   SEGMENTED REPORTING (Continued)

				December 31, 2007
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$144,681	$148,720	$111,499	$404,900
Goodwill	$61,461	$162,714	$392,359	$616,534
Total Assets	$505,129	$498,005	$968,078	$1,971,212

				December 31, 2006
	Canada	U.S. South	U.S. Northeast	Total
Capital assets	$124,418	$145,409	$52,545	$322,372
Goodwill	$53,760	$171,307	$256,267	$481,334
Total Assets	$493,459	$515,768	$757,433	$1,766,660

21.   GUARANTEES

  In the normal course of business, the Fund enters into agreements that meet the definition of a guarantee. The Fund's primary guarantees are as follows:

  The Fund has provided indemnities under lease agreements for the use of various operating facilities. Under the terms of these agreements the Fund agrees to indemnify the counterparties for various items including, but not limited to, all liabilities, loss, suits, damage and existence of hazardous substances arising during, on or after the term of the agreement. Changes in environmental laws or in the interpretation thereof may require the Fund to compensate the counterparties. The maximum amount of any potential future payment cannot be reasonably estimated.

  Indemnity has been provided to all Trustees and directors and or officers of the Fund and its subsidiaries for various items including, but not limited to, all costs to settle suits or actions due to association with the Fund and its subsidiaries, subject to certain restrictions. The Fund has purchased directors' and officers' liability insurance to mitigate the cost of any potential future suits or actions. The term of the indemnification is not explicitly defined, but is limited to the period over which the indemnified party serves as a Trustee, director or officer of the Fund or its subsidiaries. The maximum amount of any potential future payment cannot be reasonably estimated.

  The Fund has received indemnities for the receipt of hazardous, toxic or radioactive wastes or substances and the Fund has issued indemnities for the disposal thereof at third party landfills. Applicable federal, provincial, state or local laws and regulations define hazardous, toxic or radioactive wastes or substances. Changes in environmental laws or in the interpretation thereof may require the Fund to compensate or be compensated by the counterparties. The term of the indemnity is not explicitly defined and the maximum amount of any potential future reimbursement or payment cannot be reasonably estimated.

  As part of a Host Community Agreement ("HCA") between the Fund and the Town of Seneca Falls, New York in which the Seneca Meadows Landfill is located, the Fund has agreed to guarantee the market value of certain homeowners' properties within a certain distance of the landfill based on a Property Value Protection Program ("PVPP") incorporated into the HCA. Under the PVPP, the Fund would be responsible for the difference between the sale value and the hypothetical market value of the homeowners' properties assuming a previously approved expansion of the landfill had not been approved, if any. The Fund does not believe it is possible to determine the contingent obligation associated with the PVPP guarantees, but does not believe it would have a material effect on the Fund's financial position or results of operations. As of December 31, 2007, the Fund has not been required to compensate any homeowner under the PVPP.

  In the normal course of business, the Fund has entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, underwriting and agency agreements, information technology agreements and service agreements. These indemnification agreements may require the Fund to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnities are not explicitly defined and the maximum amount of any potential reimbursement cannot be reasonably estimated.

  The nature of these indemnification agreements prevents the Fund from making a reasonable estimate of the maximum exposure due to the difficulties in assessing the amount of liability which stems from the unpredictability of future events and the unlimited coverage offered to counterparties. Historically, the Fund and its predecessor have not made any significant payments under such or similar

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

21.   GUARANTEES (Continued)

  indemnification agreements and therefore no amount has been accrued in the consolidated balance sheet with respect to these agreements.

  The Fund has been indemnified for various environmental and real property and other matters, including taxes and various other items that existed on or prior to June 30, 2000. The term and potential reimbursement varies with the matter indemnified.

22.   LONG-TERM INCENTIVE PLAN

  Effective January 1, 2003, Holdings entered into a trust (the "Trust") agreement to establish a long-term incentive plan on behalf of certain Canadian employees, officers and directors of Holdings and its subsidiaries. The purpose of the Trust is to receive monies from Holdings and its subsidiaries on behalf of certain Canadian employees, officers and directors to purchase units of the Fund in the open market and to hold those units acquired for the benefit of its participants. Units will remain registered in the name of Holdings, the Trustee, or its nominee(s), until the units are redeemed, sold or distributed to the participant for whom they are held. Distributions received by the Trust are to be distributed to the participants in proportion to their pro-rata entitlement. The Fund's maximum exposure to loss is limited to its obligation to fund the administration of the Trust and its indemnity to Holdings', officers, directors, employees, agents or unitholders for various items including, but not limited to, all costs to settle suits or actions due to association with the Trust, subject to certain restrictions. The risk of fluctuations in the price of the Fund's trust units is borne by its participants. In February 2006, the Fund amended and restated its long-term incentive plan and established a long-term incentive plan on behalf of certain U.S. employees, officers and directors of IESI and its subsidiaries. With the exception of changes to the vesting period, the terms of the long-term incentive plan remain principally unchanged. Trust units acquired by the Trust in respect of fiscal year ending December 31, 2004 for the benefit of its participants have vested. Trust units acquired by the Trust in respect of fiscal year ending December 31, 2005, and thereafter, will vest as follows: one third on the day such trust units are allocated to the participant, one third on December 31 of the year such trust units are allocated to the participant, and the balance on December 31 of the subsequent year. Trust units that are forfeited by participants to the long-term incentive plan are allocated to the remaining participants in accordance with their proportional entitlement to all of the trust units held by the Trust and the Trust will abstain from voting on all matters related to the Fund. The purpose and terms of the U.S. long-term incentive plan are consistent with those outlined for the Fund's amended and restated Canadian plan. Contributions to the long-term incentive plan are calculated at a rate of 2.25% of free cash flow available for distribution as presented in management's discussion and analysis. Included in selling, general and administration expenses are $3,809 (2006 — $3,195) of accrued amounts payable to the Trust on behalf of certain Canadian and U.S. employees, officers and directors at December 31, 2007.

23.   COMPARATIVE FINANCIAL STATEMENTS

  Certain prior year amounts have been reclassified to conform to the current year's presentation.

24.   SUBSEQUENT EVENTS

  Effective August 18, 2008, the Fund announced that its Board of Trustees approved the conversion of the Fund from an income trust to a corporation and concurrently announced a reduction in monthly cash distributions to $0.04166 per trust unit, commencing with the distribution payable January 15, 2009 to holders of record on December 31, 2008.

  Effective September 19, 2008, the Fund announced that the Board of Directors for 1768248 Ontario Limited, a wholly owned subsidiary of the Fund prior to conversion and the parent company of the Fund post conversion ("BFI Canada Ltd."), approved a special quarterly dividend payable in four equal amounts of $0.125 per share commencing on March 31, 2009.

  Effective September 25, 2008, unitholders voted in favour of the Fund's conversion from an income trust to a corporation. The conversion received approval from the Ontario Superior Court of Justice on September 30, 2008 and is effective October 1, 2008. The common shares of BFI Canada Ltd. commenced trading on the Toronto Stock Exchange, under the symbol "BFC", on October 2, 2008. Concurrently, trust units of the Fund have been delisted from the Toronto Stock Exchange and the Fund has submitted an application to cease to be a reporting issuer.

  Effective October 1, 2008, the Fund entered into a Fourth Amending Agreement to its Fourth Amended and Restated Credit Agreement and a Sixth Amending Agreement to its Amended and Restated Revolving Credit and Term Loan Agreement. The amending agreements simply recognize the Fund's structural change and had no impact on the Fund's committed amounts, maturity dates or pricing.

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP

  The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from accounting principles generally accepted in the U.S. ("U.S. GAAP"). The effects of significant accounting differences and certain

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  disclosure differences on the Fund's consolidated financial statements are quantified and described in the following tables and notes for the years ended December 31, 2007 and 2006:

Consolidated Balance Sheet December 31, 2007 (in thousands of Canadian dollars)
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
ASSETS
CURRENT
Cash and cash equivalents	$13,359	$(1,600)	D	$11,759
Accounts receivable	115,851	—		115,851
Other receivables	457	—		457
Prepaid expenses	15,001	—		15,001
Restricted cash	—	1,600	D	1,600

	144,668	—		144,668
OTHER RECEIVABLES	761	—		761
FUNDED LANDFILL POST-CLOSURE COSTS	5,976	—		5,976
INTANGIBLES	144,686	—		144,686
GOODWILL	616,534	—		616,534
DEFERRED COSTS	7,306	—		7,306
DEFERRED FINANCING COSTS	—	10,375	B	10,375
CAPITAL ASSETS	404,900	72	A	404,972
LANDFILL ASSETS	644,711	10,304	A	655,015
OTHER ASSETS	1,670	—		1,670

	$1,971,212	$20,751		$1,991,963

LIABILITIES
CURRENT
Accounts payable	$66,815	$—		$66,815
Accrued charges	75,355	4,380	E,G	79,735
Distribution and dividends payable	10,409	—		10,409
Income taxes payable	2,515	—		2,515
Deferred revenues	12,018	—		12,018
Landfill closure and post-closure costs	2,900	—		2,900

	170,012	4,380		174,392
LONG-TERM DEBT	801,973	—		801,973
LANDFILL CLOSURE AND POST-CLOSURE COSTS	55,943	—		55,943
OTHER LIABILITIES	5,056	—		5,056
FUTURE INCOME TAX LIABILITIES	57,668	3,784	A	65,236
		3,776	B
		8	G

	1,090,652	11,948		1,102,600

NON-CONTROLLING INTEREST	251,371	(251,371)	G	—
MEZZANINE EQUITY	—	1,561,334	G	1,561,334
UNITHOLDERS' EQUITY (DEFICIENCY)	629,189	6,592	A	(671,971)
		6,599	B
		(1,404)	E
		(1,312,947)	G

	$1,971,212	$20,751		$1,991,963

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Balance Sheet December 31, 2006 (in thousands of Canadian dollars)
	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
ASSETS
CURRENT
Cash and cash equivalents	$9,275	$(798)	D	$8,477
Accounts receivable	102,350	—		102,350
Due from non-controlling interest (participating preferred shareholders)	6,638	—		6,638
Other receivables	1,737	—		1,737
Prepaid expenses	11,665	—		11,665
Restricted cash	—	798	D	798

	131,665	—		131,665
OTHER RECEIVABLES	1,517	—		1,517
FUNDED LANDFILL POST-CLOSURE COSTS	4,142	144	C	4,286
INTANGIBLES	77,204	—		77,204
GOODWILL	481,334	—		481,334
DEFERRED COSTS	4,051	—		4,051
DEFERRED FINANCING COSTS	7,015	—		7,015
CAPITAL ASSETS	322,372	5	A	322,377
LANDFILL ASSETS	730,290	8,361	A	738,651
OTHER ASSETS	7,070	—		7,070

	$1,766,660	$8,510		$1,775,170

LIABILITIES
CURRENT
Accounts payable	$64,284	$—		$64,284
Accrued charges	57,318	1,894	E,G	59,212
Distribution and dividends payable	9,907	—		9,907
Income taxes payable	1,280	—		1,280
Deferred revenues	10,212	—		10,212
Current portion of long-term debt	50	—		50
Landfill closure and post-closure costs	5,824	—		5,824

	148,875	1,894		150,769
LONG-TERM DEBT	543,454	—		543,454
LANDFILL CLOSURE AND POST-CLOSURE COSTS	58,711	—		58,711
OTHER LIABILITIES	383	—		383
FUTURE INCOME TAX LIABILITIES	31,922	250	A	32,246
		46	C
		28	G

	783,345	2,218		785,563

NON-CONTROLLING INTEREST	282,026	(282,026)	G	—
MEZZANINE EQUITY	—	1,637,449	G	1,637,449
UNITHOLDERS' EQUITY (DEFICIENCY)	701,289	8,116	A	(647,842)
		98	C
		(688)	E
		(1,356,657)	G

	$1,766,660	$8,510		$1,775,170

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Operations and Comprehensive (Loss) Income

For the year ended December 31, 2007
(in thousands of Canadian dollars, except net income per trust unit amounts)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
REVENUES	$917,357	$—		$917,357
EXPENSES
OPERATING	531,614	—		531,614
SELLING, GENERAL AND ADMINISTRATION	110,208	768	E,G	110,976
AMORTIZATION	161,006	644	A	161,650

OPERATING INCOME	114,529	(1,412)		113,117
INTEREST ON LONG-TERM DEBT	42,964	(4,063)	A	41,493
		2,592	B
FINANCING COSTS	7,192	(7,192)	B	—
NET GAIN ON SALE OF CAPITAL ASSETS	(1,434)	—		(1,434)
NET LOSS ON FINANCIAL INSTRUMENTS	9,384	—		9,384
NET FOREIGN EXCHANGE LOSS	13,671	—		13,671
OTHER EXPENSES	48	—		48

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	42,704	7,251		49,955
INCOME TAX EXPENSE (RECOVERY)
Current	8,779	—		8,779
Future	(4,082)	3,837	A	1,453
		1,718	B
		(20)	G

	4,697	5,535		10,232

INCOME BEFORE NON-CONTROLLING INTEREST	38,007	1,716		39,723
NON-CONTROLLING INTEREST	6,320	(6,320)	G	—

NET INCOME	31,687	8,036		39,723

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(95,859)	(1,886)	A,B	(97,745)

COMPREHENSIVE (LOSS) INCOME	$(64,172)	$6,150		$(58,022)

Net income per trust unit, basic and diluted	$0.56			$0.59
Weighted average number of trust units outstanding (thousands), basic	56,564		G	67,803
Weighted average number of trust units outstanding (thousands), diluted	67,803			67,803

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Operations and Comprehensive (Loss) Income

For the year ended December 31, 2006
(in thousands of Canadian dollars, except net income per trust unit amounts)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
REVENUES	$771,819	$—		$771,819
EXPENSES
OPERATING	436,311	—		436,311
SELLING, GENERAL AND ADMINISTRATION	99,591	613	E,G	100,204
AMORTIZATION	148,128	375	A	147,123
		(1,380)	B

OPERATING INCOME	87,789	392		88,181
INTEREST ON LONG-TERM DEBT	34,307	(4,463)	A	31,224
		1,380	B
FINANCING COSTS	79	—		79
NET GAIN ON SALE OF CAPITAL ASSETS	(443)	—		(443)
NET LOSS ON FINANCIAL INSTRUMENTS	3,363	(121)	C	3,242
NET FOREIGN EXCHANGE GAIN	(2,578)	—		(2,578)
OTHER EXPENSES	210	—		210

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	52,851	3,596		56,447
INCOME TAX EXPENSE (RECOVERY)
Current	5,610	—		5,610
Future	7,307	84	A	7,454
		35	C
		28	G

	12,917	147		13,064

INCOME BEFORE NON-CONTROLLING INTEREST	39,934	3,449		43,383
NON-CONTROLLING INTEREST	7,191	(7,191)	G	—

NET INCOME	32,743	10,640		43,383

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(421)	102	A	(319)

COMPREHENSIVE (LOSS) INCOME	$32,322	$10,742		$43,064

Net income per trust unit, basic and diluted	$0.61			$0.66
Weighted average number of trust units outstanding (thousands), basic	53,506		G	65,391
Weighted average number of trust units outstanding (thousands), diluted	65,391			65,391

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Cash Flows

For the year ended December 31, 2007
(in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$31,687	$8,036		$39,723
Items not affecting cash
Write-off of deferred costs	129	—		129
Accretion of landfill closure and post-closure costs	3,086	—		3,086
Amortization of intangibles	25,443	—		25,443
Amortization of capital assets	66,295	—		66,295
Amortization of landfill assets	69,268	644	A	69,912
Interest on long-term debt	—	2,592	B	2,592
Net gain on sale of capital assets	(1,434)	—		(1,434)
Net loss on financial instruments	9,384	—		9,384
Net unrealized foreign exchange loss	9,683	—		9,683
Future income taxes	(4,082)	5,535	A,B,G	1,453
Non-controlling interest	6,320	(6,320)	G	—
Landfill closure and post-closure expenditures	(4,541)	—		(4,541)
Changes in non-cash working capital items	6,177	768	E,G	6,945

Cash generated from operating activities	217,415	11,255		228,670

INVESTING
Acquisitions	(366,244)	—		(366,244)
Restricted cash deposits	—	(6,485)	D	(6,485)
Restricted cash withdrawals	—	5,482	D	5,482
Investment in other receivables	(610)	—		(610)
Proceeds from other receivables	2,596	—		2,596
Funded landfill post-closure costs	(1,472)	—		(1,472)
Purchase of capital assets	(96,176)	(67)	A	(96,243)
Purchase of landfill assets	(59,693)	(3,996)	A	(63,689)
Proceeds from the sale of capital assets	1,996	—		1,996
Investment in deferred costs	(3,385)	—		(3,385)

Cash utilized in investing activities	(522,988)	(5,066)		(528,054)

FINANCING
Payment of deferred financing costs	—	(7,192)	B	(7,192)
Proceeds from long-term debt	562,415	—		562,415
Repayment of long-term debt	(218,644)	—		(218,644)
Trust units issued, net of issue costs	87,562	—		87,562
Distributions and dividends paid to unitholders and participating preferred shareholders	(122,824)	—		(122,824)

Cash generated from (utilized in) financing activities	308,509	(7,192)		301,317

Effect of foreign exchange changes on foreign cash and cash equivalents	1,148	201		1,349

NET CASH INFLOW (OUTFLOW)	4,084	(802)		3,282

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,275	(798)		8,477

CASH AND CASH EQUIVALENTS, END OF YEAR	$13,359	$(1,600)		$11,759

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$12,612	$(1,600)		$11,012
Cash equivalents	747	—		747

	$13,359	$(1,600)		$11,759

Cash paid during the year for:
Income taxes	$6,210	$—		$6,210
Interest	$45,055	$—		$45,055

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

Consolidated Statement of Cash Flows

For the year ended December 31, 2006
(in thousands of Canadian dollars)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net income	$32,743	$10,640		$43,383
Items not affecting cash
Write-off of deferred costs	847	—		847
Accretion of landfill closure and post-closure costs	2,932	—		2,932
Amortization of intangibles	19,851	—		19,851
Amortization of deferred financing costs	1,380	(1,380)	B	—
Amortization of capital assets	56,874	—		56,874
Amortization of landfill assets	70,023	375	A	70,398
Interest on long-term debt	—	1,380	B	1,380
Write-off of deferred financing costs	79	—		79
Net gain on sale of capital assets	(443)	—		(443)
Net loss on financial instruments	3,363	(121)	C	3,242
Net unrealized foreign exchange loss	96	—		96
Future income taxes	7,307	147	A,C,G	7,454
Non-controlling interest	7,191	(7,191)	G	—
Landfill closure and post-closure expenditures	(13,016)	—		(13,016)
Changes in non-cash working capital items	(3,529)	613	E,G	(2,916)

Cash generated from operating activities	185,698	4,463		190,161

INVESTING
Acquisitions	(33,578)	—		(33,578)
Restricted cash deposits	—	(777)	D	(777)
Restricted cash withdrawals	—	3,229	D	3,229
Investment in other receivables	(2,095)	—		(2,095)
Proceeds from other receivables	1,633	—		1,633
Funded landfill post-closure costs	(2,525)	—		(2,525)
Purchase of capital assets	(74,334)	(5)	A	(74,339)
Purchase of landfill assets	(55,051)	(4,458)	A	(59,509)
Proceeds from the sale of capital assets	1,183	—		1,183
Investment in deferred costs	(1,910)	—		(1,910)

Cash utilized in investing activities	(166,677)	(2,011)		(168,688)

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

	Stated in accordance with Canadian GAAP	Adjustments from Canadian to U.S. GAAP	Note	Stated in accordance with U.S. GAAP
FINANCING
Payment of deferred financing costs	(1,890)	—		(1,890)
Proceeds from long-term debt	215,406	—		215,406
Repayment of long-term debt	(123,774)	—		(123,774)
Trust units issued, net of issue costs	(46)	—		(46)
Distributions and dividends paid to unitholders and participating preferred shareholders	(113,649)	—		(113,649)

Cash utilized in financing activities	(23,953)	—		(23,953)

Effect of foreign exchange changes on foreign cash and cash equivalents	65	69		134

NET CASH (OUTFLOW) INFLOW	(4,867)	2,521		(2,346)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,142	(3,319)		10,823

CASH AND CASH EQUIVALENTS, END OF YEAR	$9,275	$(798)		$8,477

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash and cash equivalents are comprised of:
Cash	$9,269	$(798)		$8,471
Cash equivalents	6	—		6

	$9,275	$(798)		$8,477

Cash paid during the year for:
Income taxes	$4,014	$—		$4,014
Interest	$32,619	$—		$32,619

  The following table reconciles net income reported in accordance with Canadian GAAP to net income reportable in accordance with U.S. GAAP for the years ended December 31, 2007 and 2006:

	Note	2007	2006
Net income in accordance with Canadian GAAP		$31,687	$32,743
Impact on net income of U.S. GAAP adjustments:
Capitalized interest, net of income taxes	A	(418)	4,004
Capitalized deferred financing costs, net of income taxes	B	2,882	—
Funded landfill post-closure costs, net of income taxes	C	—	86
Trust unit based compensation	E	(716)	(688)
Non-controlling interest	G	6,320	7,191
Trust units held in a rabbi trust, net of income taxes	G	(32)	47

Net income in accordance with U.S. GAAP		$39,723	$43,383

Basic and diluted earnings per trust unit in accordance with U.S. GAAP		$0.59	$0.66

Weighted average trust units outstanding — basic and diluted	G	67,803	65,391

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  Reconciliation of Canadian to U.S. GAAP — Notes

  A.
  Capitalized interest on capital and landfill assets acquired, constructed or developed over time

    In accordance with Canadian GAAP, the cost of tangible assets may include capitalized interest costs directly attributable to an asset's acquisition, construction, or development, prior to the asset's substantial completion or readiness for use, if the enterprise's accounting policy is to capitalize interest costs. For the purposes of reporting under Canadian GAAP, the Fund has not elected to capitalize interest on tangible assets acquired, constructed or developed over time and has expensed all interest costs incurred on its long-term debt facilities. Under U.S. GAAP, the historical cost of acquiring an asset includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use, including interest. To comply with U.S. GAAP, interest costs attributable to the construction and development of certain Fund-owned landfills and certain capital assets have been deducted from interest expense and have been capitalized to the respective asset. Capitalized amounts are amortized over the asset's intended useful life in accordance with the respective accounting policy.

    The increase in landfill and capital asset accounting values, due to the capitalization of interest net of amortization, results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Fund's consolidated statement of operations and comprehensive (loss) income. In addition, higher future income tax liability and landfill and capital asset amounts, which are translated to Canadian from U.S. dollars, results in a change to the foreign currency translation adjustment amount presented in the Fund's consolidated statement of operations and comprehensive (loss) income.

  B.
  Capitalization of deferred financing costs

    On January 1, 2007, the Fund adopted CICA section 3855, Financial Instruments — Recognition and Measurement. Upon adoption, the Fund elected to recognize all transaction costs in net income, including those related to long-term debt instruments. Prior to the adoption of CICA section 3855, the Fund's policy was to defer financing costs and amortize them over the term of the underlying debt instrument. Under U.S. GAAP, costs incurred to secure long-term debt are deferred and amortized over the term of the underlying debt instrument. To comply with U.S. GAAP, the Fund has reversed the impact of its January 1, 2007 adoption of CICA section 3855 with respect to deferred financing costs. The reversal results in an increase in deferred financing costs and unitholders' equity (deficit and accumulated other comprehensive loss), as at January 1, 2007. In addition, financing costs incurred in 2007 and recorded in the Fund's consolidated statement of operations and comprehensive (loss) income have been reversed and capitalized to deferred costs on the Fund's consolidated balance sheet. Amortization of these capitalized deferred financing costs is recorded to interest expense for 2007 and has been reclassified from amortization expense to interest expense for the year ended December 31, 2006. As CICA section 3855 was adopted retrospectively without restatement, there were no Canadian to U.S. GAAP reconciling items, with the exception of the classification of deferred financing cost amortization, for any of the comparative years presented.

    The increase in deferred financing costs results in a higher accounting versus tax basis and higher future income tax liability (deferred tax liability) which is recorded to future income tax expense on the Fund's consolidated statement of operations and comprehensive (loss) income. In addition, higher deferred financing costs and future income tax liability amounts, which are translated to Canadian from U.S. dollars results in a change to the foreign currency translation adjustment amount presented on the Fund's consolidated statement of operations and comprehensive (loss) income.

  C.
  Funded landfill post-closure costs

    On January 1, 2007, the Fund adopted CICA section 3855, Financial Instruments — Recognition and Measurement. Upon adoption, the Fund elected to designate funded landfill post-closure costs as held for trading which effectively aligns the fair value accounting treatment of funded landfill post-closure costs with U.S. GAAP. Under U.S. GAAP, funded landfill post-closure costs qualify as trading securities. To comply with U.S. GAAP in 2006, the Fund has recorded its funded landfill post-closure costs at fair value. Gains recognized in 2006 are recorded in the Fund's consolidated statement of operations and comprehensive (loss) income.

    The increase in funded landfill post-closure costs results in a higher accounting versus tax basis and lower future income tax asset (deferred tax asset) which is recorded to future income tax expense on the Fund's consolidated statement of operations and comprehensive (loss) income for the year ended December 31, 2006.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  D.
  Restricted cash

    Under Canadian GAAP, the Fund includes restricted cash balances in cash and cash equivalents as its intended use is deemed to be current. Under U.S. GAAP, restricted cash amounts are considered investments that limit the holders' ability to utilize such amounts. In addition, deposits and withdrawals of restricted cash amounts are recorded as an investing activity in the consolidated statement of cash flows. To comply with U.S. GAAP, the restricted cash amounts, reported in cash and cash equivalents on the Fund's consolidated balance sheet, were reclassified. In addition, restricted cash deposits and withdrawals were reclassified to investing activities on the Fund's consolidated statement of cash flows.

  E.
  Trust unit based compensation

    Under Canadian GAAP, trust unit options, with trust unit appreciation rights, and the related changes thereto are recorded to selling, general and administration expense when the quoted market price of the trust unit exceeds the trust unit option exercise price. Under U.S. GAAP, trust unit appreciation rights are measured at fair value at the date of grant and re-measured at fair value through settlement. The resulting compensation expense is recorded to selling, general and administration expense. The Fund elected to recognize compensation expense on a straight line basis over the requisite service period for the entire award.

    The Fund uses the Black-Scholes-Merton option pricing model which requires the input of highly subjective assumptions. These assumptions include the estimated length of time employees will retain their options before exercising them and the expected volatility of the Fund's trust unit price over the expected term. Changes in subjective assumptions can materially affect the estimated fair value of trust unit based compensation and, consequently, the related amount recognized in selling, general and administration expense on the consolidated statement of operations and comprehensive (loss) income. In calculating the fair value of the options at December 31, 2007 and 2006, the following assumptions were used:

	2007	2006
Dividend yield	6.8%	6.8%
Expected volatility	22.8%	22.1%
Risk free interest rate	3.8%	4.0%
Expected life, stated in years	4.0	5.0
Fair value, per option	$2.15	$2.25

    Compensation expense for the year ended December 31, 2007, and recorded to selling, general and administrative expense on the consolidated statement of operations and comprehensive (loss) income, amounted to $716 (2006 — $688). As of December 31, 2007, unrecognized compensation cost for trust unit based compensation totaled $749 (2006 — $1,567). Unrecognized compensation cost amounts are recorded through the final vesting date, January 1, 2009. In determining the expected life of the options, management considered the age of the recipients and duration between the vesting date and date of expiration. These options represent the Fund's first option grant. Accordingly, the Fund has no historical information with regards to the behaviour of its option recipients. Expected volatility was calculated using changes in monthly trust unit prices for a period commensurate with the remaining term to full vesting.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

  F.
  Future income tax assets, liabilities, expense or recovery

    Adjustments to future income tax assets and liabilities on the Fund's consolidated balance sheet or to future income tax expense or recovery on the Fund's consolidated statement of operations and comprehensive (loss) income, relate to the various Canadian to U.S. GAAP adjustments outlined in Notes A. through G.

    In certain circumstances Canadian GAAP requires the measurement of future income tax assets and liabilities applying substantively enacted tax rates or laws. Under U.S. GAAP enacted rates or laws are the only measure of a company's future income tax assets and liabilities. There were no significant differences between the Fund's use of substantively enacted versus enacted tax rates and laws. Accordingly, no adjustments have been made in respect of this Canadian to U.S. GAAP difference.

  G.
  Unitholders' equity and non-controlling interest

    Trust units of the Fund are redeemable by their holders at any time. This redemption feature is required for the Fund to retain its Canadian mutual fund trust status. Upon notification of redemption, trust unitholders are entitled to receive a price per trust unit equal to the lesser of: (i) 90% of the average closing market price calculated for the 10 days prior to the date the trust units are surrendered for redemption, and (ii) the closing market price on the date of redemption. In accordance with the Fund's Declaration of Trust, trust units redeemable for cash, in any given month, is limited to $50, which may be waived at the discretion of the Fund's Trustees. Under Canadian GAAP, trust units of the Fund are considered permanent equity and are presented as a component of unitholders' equity.

    Participating preferred shares are ultimately redeemable for trust units of the Fund. Under Canadian GAAP, participating preferred shares are recorded as non-controlling interest in the mezzanine section of the Fund's consolidated balance sheet.

    Under U.S. GAAP, issued equity, which is redeemable for cash or other assets and is (a) redeemable at a fixed or determinable price on a fixed or determinable date, (b) redeemable at the option of the holder, or (c) redeemable upon the occurrence of an event that is not solely within control of the issuer, is classified outside of permanent equity. Accordingly, the Fund is required to classify its trust units and participating preferred shares as mezzanine equity and to record the value of the Fund's trust units and participating preferred shares at their maximum redemption amount at each balance sheet date. The increase or decrease resulting from valuing the Fund's trust units and participating preferred shares at their maximum redemption amount is recorded to deficit. To comply with U.S. GAAP, the Fund's trust units and participating preferred shares are reclassified from Unitholders' Equity and Non-controlling Interest to Mezzanine Equity, where Mezzanine Equity is classified between Liabilities and Unitholders' Equity on the Fund's consolidated balance sheet. In addition, redemption value adjustments are recorded to Mezzanine Equity and are offset by an adjustment to deficit. The non-controlling interest's share of net income recorded under Canadian GAAP is eliminated for the purpose of complying with U.S. GAAP.

    Trust units of the Fund, acquired for the benefit of the Fund's U.S. long-term incentive plan participants, and held in a rabbi trust have also been reclassified to Mezzanine Equity. The deferred compensation obligation related to these trust units has been reclassified from unitholders' equity to accrued charges due to the redemption feature of the trust units. Increases or decreases to the deferred compensation obligation, representing changes in the fair value of the obligation, are recorded to selling, general and administrative expense. Compensation expense (recovery) for the year ended December 31, 2007 amounted to $52 (2006 — ($75)). An increase or decrease in accrued compensation obligations results in a higher or lower accounting versus tax basis and a higher or lower future income tax asset (deferred tax asset) which is recorded to future income tax recovery or expense on the Fund's consolidated statement of operations and comprehensive (loss) income.

    In accordance with U.S. GAAP, exchangeable shares are included in the calculation of basic weighted average trust units outstanding whereas Canadian GAAP only includes exchangeable shares in the calculation of diluted weighted average trust units outstanding.

  H.
  Employee future benefits

    Under U.S. GAAP, the over or underfunded status of a defined benefit plan is recognized as an asset or liability with the change in funded status recorded through other comprehensive income. Canadian GAAP does not require recognition of the plan's funded status. Compliance with the U.S. GAAP standard did not have a significant impact on the consolidated financial statements of the Fund and accordingly is not reflected in the reconciliation between Canadian and U.S. GAAP.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

                Reconciliation of Canadian to U.S. GAAP — Additional Disclosures

                Restricted cash

    In accordance with Regulation S-X, restricted cash represents cash received from IRB drawings in advance of incurring the expenditure for which the IRBs are available. At December 31, 2007, approximately $1,600 of cash is restricted to fund a portion of landfill construction activities, and equipment, and container expenditures in the Fund's Texas operations. At December 31, 2006, $798 of cash was restricted to fund a portion of landfill construction, equipment, vehicle, and container expenditures in the Fund's Pennsylvania operations.

                Accounts receivable

    In accordance with Regulation S-X, the allowance for doubtful accounts and notes receivable is required to be set forth separately in the balance sheet or in a note thereto. A summary of the Fund's allowance for doubtful accounts is as follows:

	2007	2006
Balance, beginning of year	$2,507	$2,761
Net additions to allowance for doubtful accounts	4,823	1,997
Write-off's net of recoveries	(2,761)	(2,243)
Foreign currency translation adjustment	(395)	(8)

Balance, end of year	$4,174	$2,507

                Intangibles

    In accordance with U.S. GAAP, intangible assets acquired in 2007 and subject to amortization are comprised of $770 of customer collection contracts with 3 to 5 year amortization periods, $91,585 of customer lists with 6 to 12 year amortization periods, $12,600 of non-competition agreements with 2 to 5 year amortization periods, $1,185 related to a transfer station permit with a 25 year amortization period and $2,294 of trade names with a 2 year amortization period. Intangible assets acquired in 2006 and subject to amortization are comprised of $855 of customer collection contracts with 3 to 4 year amortization periods, $10,341 of customer lists with 6 to 12 year amortization periods and $1,196 of non-competition agreements with 3 to 5 year amortization periods.

    In accordance with U.S. GAAP, the estimated remaining amortization expense for the Fund's intangibles in each of the five succeeding years and thereafter is as follows:

2008	$31,847
2009	28,429
2010	19,546
2011	15,972
2012	14,396
Thereafter	34,496

$144,686

                Goodwill

    In accordance with U.S. GAAP, goodwill acquired by reportable segment is as follows:

	2007	2006
Canada	$7,701	$2,871
U.S. South	16,051	11,282
U.S. Northeast	—	1,581

	$23,752	$15,734

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

    Goodwill was neither impaired nor disposed of in 2007 and 2006.

                Deferred financing costs

    In accordance with U.S. GAAP, deferred financing costs represent fees and costs incurred in connection with securing long-term debt. The Fund amortizes these costs, which are recorded to interest on long-term debt on the Fund's consolidated statement of operations and comprehensive (loss) income, over the term of the related debt on a straight-line basis, which approximates the effective interest method.

2007	Cost	Accumulated Amortization	Net Book Value
Deferred financing costs	$14,894	$4,519	$10,375

2006	Cost	Accumulated Amortization	Net Book Value
Deferred financing costs	$9,661	$2,646	$7,015

    Amortization related to deferred financing costs for 2007 and 2006 amounted to $2,592 and $1,380, respectively.

    In accordance with U.S. GAAP, the estimated remaining amortization expense for the Fund's deferred financing costs in each of the five succeeding years and thereafter is as follows:

2008	$3,735
2009	3,652
2010	588
2011	245
2012	194
Thereafter	1,961

$10,375

                Accrued charges

    In accordance with Regulation S-X, other current liabilities in excess of 5% of total current liabilities must be disclosed separately. The components of accrued charges are as follows:

	2007	2006
Accrued acquisition and related costs	$19,425	$5,055
Accrued payroll and related costs	19,286	17,837
Accrued insurance	14,446	14,802
Accrued environmental surcharges	3,355	2,934
Accrued provincial and state sales taxes	3,219	2,575
Accrued interest	2,792	5,517
Accrued franchise and royalty fees	2,787	3,627
Accrued trust unit based compensation (trust unit options)	1,404	688
Deferred compensation obligation (trust units held in a rabbi trust)	2,976	1,206
Other	10,045	4,971

Accrued charges	$79,735	$59,212

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

                Long-term debt

    In accordance with Regulation S-X, the availability of unused revolving credit facilities, the rate of interest, and commitment fees under certain of the Fund's long-term debt facilities are as follows:

                Term loan and U.S. revolving credit facility

    The Fund's U.S. term loan is fully drawn. The Fund's U.S. revolving credit facility makes available, net of U.S. $166,755 (2006 — U.S. $128,141) in letters of credit, U.S. $74,745 at December 31, 2007 (2006 — U.S. $50,859). At December 31, 2007, U.S. $61,938 was immediately available for borrowing under the U.S. revolving credit facility. Unused revolving credit facility commitments are subject to a standby fee ranging from 0.375% to 0.50%. At December 31, 2007, the Fund's standby fee was 0.50% (2006 — 0.50%). In January 2005, the Fund entered into three interest rate swaps, which are effective through January 2009, with three financial institutions. Variable rate interest on $75,000 of the term loan and U.S. revolving credit facility (the "facility") was converted to fixed rates of 3.47%, 3.57%, and 3.60%, plus a bank margin ranging from 1.75% to 3.50%. In March 2007, the Fund entered into an interest rate swap, which is effective through March 2009, with one financial institution. Variable rate interest on $2,000 of the facility was converted to a fixed rate of 4.98%, plus a bank margin ranging from 1.75% to 3.50%. In September 2007, the Fund entered into four interest rate swaps for 3, 4 and 5 year periods, with two financial institutions. Variable rate interest on $75,000 of the facility, expiring in October 2010 was converted to a fixed rate of 4.72%, plus a bank margin ranging from 1.75% to 3.50%. Variable rate interest on $50,000 of the facility, expiring in October 2011 was converted to a fixed rate of 4.79%, plus a bank margin ranging from 1.75% to 3.50%. Variable rate interest on $25,000 of the facility, expiring in October 2011 was converted to fixed rate of 4.73%, plus a bank margin ranging from 1.75% to 3.50%. Variable rate interest on $35,000 of the facility, expiring in October 2012 was converted to a fixed rate of 4.89%, plus a bank margin ranging from 1.75% to 3.50%.

    At December 31, 2007, the interest rate applicable to U.S. $247,000 outstanding under the revolving credit facility was EURO plus 200 basis points, or 7.01%, and the interest rate applicable to the remaining balance of U.S. $86,500 outstanding thereunder was Bank of America's prime rate plus 50 basis points, or 7.25%.

    At December 31, 2007, the interest rate applicable to U.S. $195,000 outstanding under the revolving credit facility was EURO plus 175 basis points, or 6.61%.

    The Fund's U.S. term loan and revolving credit facility contains a restrictive covenant which limits IESI's ability to pay a dividend subject to a financial threshold measure. At present there are no limitations on IESI's ability to pay dividends.

                Canadian revolving credit facility

    The Fund's remaining availability under its Canadian revolving credit facility at December 31, 2007, net of letters of credit totaling $24,713 (2006 — $22,555), amounts to $53,287 (2006 — $13,445). Available amounts under the Canadian revolving credit facility were immediately available for borrowing in 2007 and 2006. Unused revolving credit facility commitments are subject to a standby fee ranging from 0.225% to 0.325%. At December 31, 2007, the Fund's standby fee was 0.275% (2006 — 0.275%). Revolving credit facility advances bear interest at Canadian bank prime plus a spread of 0.0% to 0.5%, bankers' acceptances plus a spread of 0.875% to 1.375% or LIBOR plus a spread of 0.875% to 1.375%. At December 31, 2007, revolving credit facility advances were principally priced at the bankers' acceptances rate of 4.61%, plus a spread of 1.125% (2006 — 4.34%, plus a spread of 1.125%).

                Other

    On March 1, 2007, the Fund entered into a 15-year agreement with the Mission Economic Development Corporation, which permits the Fund access to variable rate demand solid waste disposal industrial revenue bonds ("TX IRB Facility"). The current daily interest rate applicable to the TX IRB Facility was 5.80% as of December 31, 2007 (2006 — nil%).

    On November 16, 2006, the Fund entered into a 22-year agreement with the Pennsylvania Economic Development Financing Authority, which permits the Fund access to variable rate demand solid waste disposal industrial revenue bonds ("PA IRB Facility"). The current daily interest rate applicable to the PA IRB Facility was 6.17% as of December 31, 2007 (2006 — 6.66%).

    On October 20, 2005, the Fund entered into a 30-year agreement with the Seneca County Industrial Development Agency, which permits the Fund access to variable rate demand solid waste disposal industrial revenue bonds ("Seneca IRB Facility"). The current daily interest rate applicable to the Seneca IRB Facility was 6.17% as of December 31, 2007 (2006 — 6.66%).

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

                Future income tax liabilities

    In accordance with U.S. GAAP, domestic and foreign income (loss) before income taxes and non-controlling interest and domestic and foreign income taxes is required disclosure. The components of each prepared on a U.S. GAAP basis are as follows:

	2007	2006
Income before income taxes and non-controlling interest
Canada	$34,413	$36,030
U.S.	15,542	20,417

	$49,955	$56,447

Current income expense
Canada	$5,388	$2,107
U.S.	3,391	3,503

	8,779	5,610
Future income tax expense (recovery)
Canada	2,694	3,895
U.S.	(1,241)	3,559

	1,453	7,454

	$10,232	$13,064

    At December 31, 2007, the total valuation allowance recognized on deferred income tax assets was $3,085 (2006 — $4,256).

    The Fund recognizes interest related to uncertain tax positions and penalties to current income tax expense. Interest and penalties related to uncertain tax positions amounted to $nil at January 1 and December 31, 2007. The total amount of interest and penalties accrued in respect of uncertain tax positions at January 1 and December 31, 2007 was $nil and $nil, respectively.

    The Fund is subject to federal, provincial and state income taxes and files tax returns in multiple jurisdictions. Tax years open to audit range from 2000 to 2007 in Canada and from 1997 to 2007 in the U.S.

    The Fund does not tax effect its foreign currency translation adjustment.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

                Unitholders' equity

    The following table presents Canadian to U.S. GAAP reconciliation items which impact various components of Unitholders' equity.

	Note	2007	2006
Contributed Equity
Stated in accordance with Canadian GAAP		$1,006,751	$908,221
Reclassification of trust units to mezzanine equity	G	(1,006,751)	(908,221)

Stated in accordance with U.S. GAAP		$—	$—
Deficit
Stated in accordance with Canadian GAAP		$(248,815)	$(174,044)
Revaluation of trust units and participating preferred shares reclassified to mezzanine equity and fair value adjustments to rabbi trust units	G	(306,196)	(448,436)
Capitalized interest	A	7,738	8,240
Capitalized financing costs and transition adjustment	B	7,379	(84)
Fair value of funded landfill post-closure costs	C	—	98
Fair value of trust unit based compensation	E	(1,404)	(688)

Stated in accordance with U.S. GAAP		$(541,298)	$(614,914)
Accumulated other comprehensive loss
Stated in accordance with Canadian GAAP		$(128,747)	$(32,888)
Foreign currency translation of capitalized interest	A	(1,146)	(40)
Foreign currency translation of capitalized financing costs	B	(780)	—

Stated in accordance with U.S. GAAP		$(130,673)	$(32,928)

Unitholders' Equity stated in accordance with U.S. GAAP		$(671,971)	$(647,842)

                Revenues

    It is the Fund's accounting policy that tax assessed by governmental authorities imposed on a revenue-producing transaction between the Fund and its customers is excluded from revenues as presented in the consolidated statement of operations and comprehensive (loss) income.

                Advertising costs

    Advertising costs of $2,360 (2006 — $1,887) are included in selling, general and administration expenses in the consolidated statement of operations and comprehensive (loss) income.

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

                Statement of cash flows

    In accordance with U.S. GAAP, the change in non-cash working capital items consists of the following:

	2007	2006
Accounts receivable	8,109	(18,464)
Due from non-controlling interest (participating preferred shareholder)	—	(6,638)
Prepaid expenses	(772)	(684)
Accounts payable	(2,155)	19,150
Accrued charges	(13,439)	1,660
Income taxes payable	1,204	37
Deferred revenues	(2,860)	637
Effect of foreign currency translation adjustments	16,858	1,386

Change in non-cash working capital items	$6,945	$(2,916)

                Acquisitions

    In accordance with U.S. GAAP, the Fund is required to disclose the pro forma impact of significant acquisitions. Disclosure includes the pro forma impact on the Fund's results of operations as though the acquisition had been completed at the beginning of the current period, unless the acquisition was at or near the beginning of the current period, and on the comparable period as though the acquisition had been completed at the beginning of the preceding period. The following unaudited pro forma results of operations assume that the Fund's acquisition of Winters Bros., acquired effective August 31, 2007 and accounted for using the purchase method of accounting, occurred as of January 1, 2006, on a U.S. GAAP basis:

	2007	2006
	(unaudited)	(unaudited)
Revenues	$973,941	$839,507
Net income	$22,707	$9,820
Net income per trust unit, basic and diluted	$0.33	$0.15

    The unaudited pro forma results may not be indicative of the results of operations that would have occurred if the transactions had been in effect on January 1, 2006 or of the operating results which may be realized in the future. The pro forma effects of the remaining acquisitions consummated in 2006 through 2007 are not significant to the Fund's operating results.

    Goodwill recognized on the Winters Bros. acquisition is due primarily to the vertical integration of assets in the Fund's existing northeast segment. Integrating the Winters Bros. assets increases the Fund's ability to internalize waste and management's ability to employ its market-focused strategies which management anticipates will have a positive impact on the results of its operations.

                Employee future benefits

    As the sole sponsor of the defined benefit pension plan, the Fund's primary objective is to provide sufficient funds to meet payments as they become due and to maintain sufficient assets over actuarial requirements to meet unforeseen liabilities. Investment activity is carried out with due regard to these objectives and investments are managed prudently with emphasis on income and long-term growth. The assets under investment are actively managed by a third party manager ("manager") with the expectation of added value through both individual investment selection and management of the allocation of assets between various investment categories. The manager's objective is to achieve both income returns and capital growth through a broadly diversified range of investments. The manager is constrained by allowable investment, quality and asset allocation guidelines. In addition, the manager's qualitative objective is to better the Consumer Price Index by 3% annually measured on a four-year moving average basis and secondly to exceed the passive benchmark, described therein, by 1% annually measured on a four-year moving average basis.

    In the determination of the expected long-term rate of return, management uses its best estimate, giving due consideration to various factors including but not limited to, inflation, including historical, current and forecast rates, historical investment returns,

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

    the plan's benchmark returns as outlined in its Statement of Investment Policies and Procedures, and other long-term indicators, including government of Canada long-term bond yields, that may influence the long-term rate of return.

    The asset allocation guidelines suggest a normal asset allocation target as follows: Canadian equity 33%, foreign equity 25%, fixed income investments 37% and short term income investments 5%.

    Contributions expected for 2008 are expected to approximate 2007.

                Reconciliation of Canadian and U.S. GAAP — Recent Accounting Developments

                Income Taxes

    Effective January 2007, the Fund adopted the Financial Accounting Standards Board ("FASB") interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized on an entity's financial statements. The evaluation of uncertain tax positions is a two step process whereby the entity first determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step requires measurement of a tax position that meets the more likely than requirement. FIN 48 also establishes standards for the recognition, de-recognition and measurement of tax positions taken or expected to be taken subsequent to initial adoption and also addresses interest and penalties, classification and disclosure requirements. The Fund's review and assessment of its tax positions did not result in any change to the Fund's reported consolidated financial results.

                Framework for Fair Value Measurement

    In September 2006, Financial Accounting Standard No. 157, "Fair Value Measurements", ("SFAS 157") was issued. SFAS 157 defines and establishes a framework for measuring fair value and expands disclosures for assets and liabilities measured at fair value. SFAS 157 retains the exchange price notion with an emphasis on the price that would be received to sell the asset or paid to transfer the liability. The standard also emphasizes that fair value is a market-based measurement applying assumptions that market participants would apply in pricing the asset or liability and establishes a hierarchy as a basis for considering market participant assumptions. Additional disclosures include a focus on the inputs used to measure fair value and the effect these inputs have on earnings. For the Fund, SFAS 157 is effective January 1, 2008 and applied prospectively. Early adoption is permitted, subject to certain conditions, and retrospective application is permitted for certain financial instruments. With the exception of additional disclosure, the adoption of SFAS 157 had no impact on the Fund's consolidated financial statements.

                The Fair Value Option for Financial Assets and Financial Liabilities

    In February 2007, Financial Accounting Standard No. 159, "Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159") was issued. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The standard permits all entities to choose, at specified election dates, to measure eligible items at fair value with unrealized gains and losses recorded to earnings. Upfront costs and fees related to items for which fair value is elected is recognized in earnings as incurred and not deferred. Additional disclosures include a focus on management's reasons for electing fair value, methods and assumptions used to estimate fair value, and separation of fair value eligible and elected assets and liabilities from the carrying amounts of similar assets and liabilities measured using another measurement attribute. For the Fund, SFAS 159 is effective January 1, 2008 and applied prospectively. Early adoption is permitted subject to certain conditions. The Fund's adoption of SFAS 159 did not have a significant impact on its consolidated financial statements.

                Business Combinations

    In December 2007, FASB issued Financial Accounting Standard No. 141(R), "Business Combinations" ("SFAS 141(R)"). The standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, how goodwill or a gain from a bargain purchase option is recognized and measured in a business combination, and outlines disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS 141(R) outlines that the acquisition date fair value is the measurement objective for all assets acquired and liabilities assumed. SFAS 141(R) requires that all acquisition related and restructuring costs be charged to earnings and requires contingent consideration to be recognized at its fair value on the date of acquisition. Certain contingent consideration arrangements will result in fair value changes being recognized in earnings until settled. This statement eliminates adjustments to goodwill for changes in deferred tax assets and

BFI CANADA INCOME FUND

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2007 and December 31, 2006
(in thousands, except per trust unit amounts, unless otherwise stated)

25.   RECONCILIATION OF CANADIAN TO U.S. GAAP (Continued)

    uncertain tax positions after the acquisition accounting measurement period (limited to one year from the date of acquisition). SFAS 141(R) is effective prospectively for acquisitions that occur on or after January 1, 2009. The Fund is currently evaluating the effect the adoption of SFAS 141(R) will have on its accounting and reporting for future acquisitions.

                Non-controlling Interests in Consolidation Financial Statements

    In December 2007, FASB issued Financial Accounting Standard No. 160, "Non-controlling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 requires ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from parent's equity. The standard also requires consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. While the parents control is retained, the standard requires changes in the parent's ownership interest to be accounted for similarly as an equity transaction. Upon deconsolidation of a subsidiary, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value and the gain or loss on the deconsolidation is measured using the fair value of any non-controlling equity investment rather than the carrying amount of the retained investment. For the Fund, SFAS 160 is effective January 1, 2009 and is applied prospectively, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented. Earlier adoption is prohibited. The Fund does not expect the adoption of SFAS 160 to have a significant impact on its consolidated financial statements.

                Disclosures about Derivative Instruments and Hedging Activities

    In March 2008, FASB issued Financial Accounting Standard No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is intended to enhance the current disclosure framework and requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The additional disclosure conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Also, disclosing the fair values of derivative instruments and their gains and losses in a tabular format and credit-risk-related contingent features and their impact on an entity's liquidity is required. For the Fund, SFAS 161 is effective January 1, 2009. The Fund does not expect the adoption of SFAS 161 to have a significant impact on its consolidated financial statements.

                Useful Life of Intangible Assets

    In April 2008, FASB issued FSP No. 142-3, "Determination of the Useful Life of Intangible Assets", which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The purpose of this guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Accordingly, entities are required to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entities intent and/or ability to renew or extend the arrangement. For the Fund, FSP No. 142-3 is effective January 1, 2009. The Fund does not expect the adoption of FSP No. 142-3 to have a significant impact on its consolidated financial statements.

                The Hierarchy of Generally Accepted Accounting Principles

    In May 2008, Statement of Financial Accounting Standard No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162") was issued, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP. FASB does not expect this standard to change current practice. SFAS 162 will become effective 60 days following the Security and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The Fund does not expect the adoption of SFAS 162 to have a material impact on its consolidated financial statements.

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  Exhibit 4.3
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
BFI CANADA INCOME FUND CONSOLIDATED BALANCE SHEETS December 31, 2007 and December 31, 2006 (in thousands of dollars)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME For the years ended December 31, 2007 and 2006 (in thousands of dollars, except net income per trust unit amounts)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2007 and 2006 (in thousands of dollars)
BFI CANADA INCOME FUND CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY, DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE LOSS For the years ended December 31, 2007 and 2006 (in thousands of dollars)
BFI CANADA INCOME FUND NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the years ended December 31, 2007 and December 31, 2006 (in thousands, except per trust unit amounts, unless otherwise stated)